Exhibit 10.1

AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS

by and between

TG GEOTHERMAL PORTFOLIO, LLC,

and

DEER HOLDINGS, LLC,

Dated as of May 21, 2021

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ARTICLE 7 NO SURVIVAL		39

7.1	No Survival	39
7.2	Limitations	40

ARTICLE 8 GENERAL PROVISIONS		40

8.1	Remedies; Waiver of Other Representations	40
8.2	Exhibits and Schedules	41
8.3	Amendment, Modification and Waiver	41
8.4	Severability	41
8.5	Expenses	41
8.6	Parties in Interest	42
8.7	Notices	42
8.8	Counterparts	43
8.9	Entire Agreement	43
8.10	Dispute Resolution; Governing Law; Choice of Forum; Waiver of Jury Trial	43
8.11	Public Announcements	44
8.12	Assignment	45
8.13	Relationship of Parties	45

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Annexes:

Annex I	Definitions

Exhibits:
Exhibit A	Form of Seller Parent Guaranty
Exhibit B	Form of Purchaser Parent Guaranty
Exhibit C	Net Working Capital Methodology
Exhibit D	Form of Termination and Release Agreement
Exhibit E	Form of Assignment and Assumption of Membership Interests
Exhibit F	Project Site
Exhibit G	Form of Assignment of Agreement Regarding Future Development

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AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS

This Agreement for Purchase of Membership Interests (this “Agreement”) is made and entered into as of May 21, 2021 (the “Effective Date”) by and between Deer Holdings, LLC, a Delaware limited liability company (“Purchaser”), and TG Geothermal Portfolio, LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, as of the Effective Date, Terra-Gen Power Holdings II, LLC, a Delaware limited liability company (“Seller Parent”) indirectly owns:

1.         one hundred percent (100%) of the outstanding membership interests (the “Dixie Holdings Interests”) in Terra-Gen Sierra Holdings, LLC (“Dixie Holdings”), which owns one hundred percent (100%) of the outstanding membership interests (the “Dixie Project Company Interests”) in Terra-Gen Dixie Valley, LLC (the “Dixie Project Company”), which owns the nominal 70.9 megawatt Dixie Valley geothermal facility located in Churchill County, Nevada, and a 220-mile-long 230 kilovolt transmission line with grid interconnection in Bishop, California (the “Dixie Project”);

2.         one hundred percent (100%) of the outstanding membership interests (the “Dixie Lessor Interests”) in Dixie Binary, LLC (the “Dixie Lessor”);

3.         one hundred percent (100%) of the outstanding membership interests (the “NPH Interests”) in Nevada Power Holdings, LLC (“NPH”), which owns one hundred percent (100%) of the outstanding membership interests (the “Beowawe Project Company Interests”) in Beowawe Power, LLC (the “Beowawe Project Company”), which owns the nominal 22 megawatt Beowawe geothermal facility located in Lander County, Nevada (the “Beowawe Project”);

4.         one hundred percent (100%) of the outstanding membership interests (the “Binary Holdings Interests”) in Beowawe Binary Holdings, LLC (“Binary Holdings”), which owns one hundred percent (100%) of the outstanding membership interests (the “Beowawe Lessor Interests”) in Beowawe Binary, LLC (the “Beowawe Lessor”); and

5.         one hundred percent (100%) of the outstanding membership interests (the “Coyote Interests”) in TGP Coyote Canyon, LLC (the “Coyote Company”); and

WHEREAS, on or before the Closing Date, Seller Parent will cause the reorganization of the ownership of the Dixie Holdings Interests, the Dixie Lessor Interests, the NPH Interests, the Binary Holdings Interests and the Coyote Interests (collectively, the “Acquired Interests”) so that Seller is the direct owner of the Acquired Interests (the “Reorganization”); and

WHEREAS, as a material inducement to the willingness of Purchaser to enter into this Agreement, concurrently herewith, Seller Parent is delivering the Seller Parent Guaranty in the form attached hereto as Exhibit A;

WHEREAS, as a material inducement to the willingness of Seller to enter into this Agreement, concurrently herewith, Ormat Technologies, Inc., a Delaware corporation (“Purchaser Parent”), is delivering the Purchaser Parent Guaranty in the form attached hereto as Exhibit B; and

WHEREAS, pursuant to the terms and conditions of this Agreement, Purchaser desires to purchase from Seller, and Seller desire to sell to Purchaser, the Acquired Interests.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and other agreements set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties to this Agreement agree as follows:

AGREEMENT

ARTICLE 1
DEFINED TERMS

1.1         Defined Terms. Capitalized terms not otherwise defined in this Agreement have the meanings given such terms in Annex I.

ARTICLE 2
SALE AND PURCHASE OF MEMBERSHIP INTERESTS

2.1          Agreement to Sell and Buy. Subject to the terms and conditions of this Agreement, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase, assume and acquire, on the Closing Date, the Acquired Interests free and clear of all Liens, other than restrictions under applicable securities laws. The consideration for the Acquired Interests shall be the Purchase Price, payable as provided herein.

2.2         Purchase Price.

(a)    Closing Date Payment; Adjustments.

(i)    Upon the terms and subject to the conditions hereinafter set forth, in consideration of the delivery by Seller of the Acquired Interests, at the Closing, Purchaser shall pay to Seller an amount equal to the Base Purchase Price, plus the Estimated Aggregate Net Working Capital Adjustment Amount (the “Closing Purchase Price”).

(ii)    The Parties agree that for U.S. federal income Tax purposes (and to the extent permitted by Applicable Law, for state, local and all other Tax purposes): (A) the purchase of the Acquired Interests (other than the Lessor Interests) under this Agreement is the purchase of an entity disregarded as separate from its owners, and, accordingly, treated as the purchase of the assets of the Acquired Companies; and (B) the purchase of the Lessor Interests under this Agreement is treated as a purchase of shares in a corporation, and the Parties further agree to report the transactions contemplated hereby consistently with the foregoing.

(b)    Net Working Capital and Net Working Capital Adjustment.

(i)    At least five (5) Business Days prior to the scheduled Closing Date, Seller will prepare and deliver to Purchaser a worksheet (the “Estimated Adjustment Certificate”) setting forth Seller’s good faith estimate of the Aggregate Net Working Capital Amount as of the Closing Date (the “Estimated Aggregate Net Working Capital Amount”) and resulting calculation of the Estimated Aggregate Net Working Capital Adjustment Amount, as well as computations thereof (which Estimated Adjustment Certificate and computations shall be prepared (A) in accordance with GAAP, (B) utilizing the same accounting practices of Seller and the Operating Acquired Companies as were utilized in the preparation of the balance sheets included in the Financial Statements as they relate to the amounts to be included in the Estimated Adjustment Certificate (but only to the extent such accounting practices are in accordance with GAAP) and (C) in the same format and on the same basis as set forth on Exhibit C), together with a reasonably detailed explanation of, and documentation reasonably sufficient to confirm the accuracy of the computation of, such Estimated Aggregate Net Working Capital Amount and Estimated Aggregate Net Working Capital Adjustment Amount. In the case of any conflict or inconsistency between methodologies, principles and adjustments, the methodologies, principles and adjustments utilized on Exhibit C shall apply and control. Purchaser shall have reasonable access to the books and records and personnel of Seller, the Operating Acquired Companies and their respective Representatives and the opportunity to consult with such personnel for purposes of confirming or disputing the Estimated Aggregate Net Working Capital Amount and Estimated Aggregate Net Working Capital Adjustment Amount. If Purchaser shall disagree in good faith with any item set forth in the Estimated Adjustment Certificate, then Purchaser and Seller shall work in good faith to reach agreement on such disputed items and the amounts as agreed to by Purchaser and Seller shall constitute the Estimated Aggregate Net Working Capital Amount. If Seller and Purchaser cannot agree on the Estimated Adjustment Certificate, then the amount of the Estimated Aggregate Net Working Capital Adjustment Amount set forth in the Estimated Adjustment Certificate shall be used to determine the Closing Purchase Price; provided, however, that in such situation, Purchaser shall reserve the right to take a different position with respect to any item set forth in the Closing Adjustment Certificate.

(ii)    Within sixty (60) days after the Closing Date, Purchaser will prepare (at Purchaser’s expense) and deliver to Seller a worksheet (the “Closing Adjustment Certificate”) setting forth Purchaser’s good faith computation of the actual Aggregate Net Working Capital Amount as of the Closing Date (the “Proposed Aggregate Net Working Capital Amount”), which Closing Adjustment Certificate and computation shall be prepared in the same format and on the same basis used to prepare the Estimated Adjustment Certificate and compute the Estimated Aggregate Net Working Capital Amount and Estimated Aggregate Net Working Capital Adjustment Amount, together with a reasonably detailed explanation of, and documentation reasonably sufficient to confirm the accuracy of the computation of, such Proposed Aggregate Net Working Capital Amount. If within thirty (30) days following delivery of the Closing Adjustment Certificate and such supporting documentation, Seller does not object in writing thereto to Purchaser, then the Proposed Aggregate Net Working Capital Amount shall constitute the final Aggregate Net Working Capital Amount as of the Closing Date for purposes of this Agreement (the “Final Aggregate Net Working Capital Amount”). If, within thirty (30) days following delivery of the Closing Adjustment Certificate and such supporting documentation, Seller objects in writing thereto to Purchaser (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such Proposed Aggregate Net Working Capital Amount shall be subject to the objection and resolution provisions set forth in Section 2.2(b)(v) below.

(iii)    If the Proposed Aggregate Net Working Capital Amount is not prepared and delivered by Purchaser within the sixty (60)-day period set forth in Section 2.2(b)(ii) above, Seller shall be entitled (but not obligated) during the thirty (30) day period commencing on the sixty-first (61st) day after the Closing Date to prepare (at Seller’s expense) and deliver to Purchaser the Closing Adjustment Certificate setting forth Seller’s good faith computation of the Proposed Aggregate Net Working Capital Amount, which Closing Adjustment Certificate and computation shall be prepared in the same format and on the same basis used to prepare the Estimated Adjustment Certificate and compute the Estimated Aggregate Net Working Capital Amount and Estimated Aggregate Net Working Capital Adjustment Amount, together with a reasonably detailed explanation of, and documentation reasonably sufficient to confirm the accuracy of the computation of, such Proposed Aggregate Net Working Capital Amount. If within seven (7) days following delivery of the Closing Adjustment Certificate and such supporting documentation, Purchaser does not object in writing thereto to Seller, then the Proposed Aggregate Net Working Capital Amount submitted by Seller pursuant to this Section 2.2(b)(iii) shall constitute the Final Aggregate Net Working Capital Amount. If, within seven (7) days following delivery of the Closing Adjustment Certificate and such supporting documentation, Purchaser objects in writing thereto to Seller (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such Proposed Aggregate Net Working Capital Amount shall be subject to the objection and resolution provisions set forth in Section 2.2(b)(v) below.

(iv)    If neither Purchaser nor Seller prepares and timely delivers a Closing Adjustment Certificate in accordance with Section 2.2(b)(ii) or Section 2.2(b)(iii) above, the Estimated Aggregate Net Working Capital Amount set forth in the Estimated Adjustment Certificate delivered pursuant to Section 2.2(b)(i) shall become the Final Aggregate Net Working Capital Amount for all purposes hereunder.

(v)    If Seller timely objects to Purchaser’s Closing Adjustment Statement (or any line item therein) or computation of the Proposed Aggregate Net Working Capital Amount pursuant to Section 2.2(b)(ii) or if Purchaser timely objects to Seller’s Closing Adjustment Statement (or any line item therein) or computation of the Proposed Aggregate Net Working Capital Amount pursuant to Section 2.2(b)(iii), then Purchaser and Seller shall negotiate in good faith and attempt to resolve the particular items and values that are identified as being in dispute (each, a “Disputed Item”) in the applicable written notice of objection over a ten (10)-day period commencing on delivery of written notice of objection pursuant to Section 2.2(b)(ii) or Section 2.2(b)(iii), as the case may be. The Parties shall be deemed to have agreed upon all calculations, line items and values set forth in the Closing Adjustment Statement that are not disputed by Purchaser or Seller, as the case may be, in such notice of objection. Should such negotiations not result in an agreement as to the Final Aggregate Net Working Capital Amount within such ten (10)-day period (or such longer period as Purchaser and Seller may mutually agree), then either Party may submit any remaining Disputed Items that were set forth in the applicable notice of objection to the Neutral Auditor. Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor. Purchaser and Seller, and their respective Representatives, shall cooperate fully with the Neutral Auditor. The Neutral Auditor, acting as an expert and not an arbitrator, shall be directed to, as promptly as practicable, but in any event within thirty (30) days after being retained, make a determination as to each Disputed Item and the value to be ascribed thereto, and using those values (together with all other values set forth in the Closing Adjustment Statement that were not submitted to the Neutral Auditor) determine the Final Aggregate Net Working Capital Amount. The Parties hereby agree that the Neutral Auditor shall make determinations solely with respect to the Disputed Items submitted to it, and the Neutral Auditor’s determination with respect to any Disputed Item must be within the range of values assigned to each such Disputed Item in the applicable Closing Adjustment Statement and the notice of objection, respectively. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Purchaser and Seller. The Neutral Auditor shall be directed to deliver to Purchaser and Seller, as promptly as practicable after making its final determination with respect to all Disputed Items submitted to it, an updated Closing Adjustment Statement reflecting the Neutral Auditor’s final determination of the Final Aggregate Net Working Capital Amount (such determination to be made consistent with this Section 2.2(b)(v) and include all material calculations used in arriving at such determination which shall be based solely on information provided to the Neutral Auditor by Purchaser and Seller), which Closing Adjustment Statement and final determination will be final, binding and conclusive on the Parties and their respective Affiliates and Representatives, successors and assigns. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.2(b)(v) shall be the exclusive mechanism for resolving disputes, if any, regarding the Aggregate Net Working Capital Amount.

(vi)    The “Post-Closing Aggregate Net Working Capital Adjustment Amount” shall be the amount equal to (A) the Final Aggregate Net Working Capital Amount, minus (B) the Target Aggregate Net Working Capital Amount. If the Post-Closing Aggregate Net Working Capital Adjustment Amount is greater than the Estimated Aggregate Net Working Capital Adjustment Amount, then Purchaser shall pay in cash to Seller the amount of such difference. If the Post-Closing Aggregate Net Working Capital Adjustment Amount is less than the Estimated Aggregate Net Working Capital Adjustment Amount, then Seller shall pay in cash to Purchaser the amount equal to the absolute value of such difference. Any payment in respect of the Final Aggregate Net Working Capital Amount pursuant to this Section 2.2(b)(vi) will be due and payable within ten (10) days after the Final Aggregate Net Working Capital Amount is finally determined as provided in this Section 2.2(b) and will be payable by wire transfer of immediately available funds to such account or accounts as shall be specified by Purchaser or Seller, as applicable. Any payments made pursuant to this Section 2.2(b)(vi) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Applicable Law.

(vii)    Following the Closing, Seller and Purchaser shall cooperate and provide each other, and if applicable the Neutral Auditor, and their respective Representatives, reasonable assistance and access to such books, records and employees (including those of the Operating Acquired Companies) as are reasonably requested in connection with the matters addressed in this Section 2.2(b). Consistent with the foregoing, if Purchaser prepares the Closing Adjustment Certificate in accordance with Section 2.2(b)(ii), Purchaser shall, at Seller’s expense, provide or provide reasonable access (in a manner not unreasonably disruptive to its business) to Seller or the Neutral Auditor to review the books and records, documents and work papers related to the preparation of the Closing Adjustment Certificate and computation of the Final Aggregate Net Working Capital Amount, and if Seller prepares the worksheet in accordance with Section 2.2(b)(iii), then Seller shall, at Purchaser’s expense, provide or provide reasonable access (in a manner not unreasonably disruptive to its business) to Purchaser or the Neutral Auditor to review the books and records, documents and work papers related to the preparation of the Closing Adjustment Certificate and computation of the Final Aggregate Net Working Capital Amount. If Purchaser prepares the Closing Adjustment Certificate in accordance with Section 2.2(b)(ii), Seller and the Neutral Auditor shall be entitled to make reasonable inquiries and information requests of Purchaser regarding the Closing Adjustment Certificate and the computation of the Final Aggregate Net Working Capital Amount and the calculations set forth therein, and if Seller prepares the Closing Adjustment Certificate in accordance with Section 2.2(b)(iii), Purchaser and the Neutral Auditor shall be entitled to make reasonable inquiries and information requests of Seller regarding the Closing Adjustment Certificate and the computation of the Final Aggregate Net Working Capital Amount and the calculations set forth therein.

2.3         Post-Closing Adjustments. After the Closing, the Parties shall make the post-Closing adjustments to the Closing Purchase Price, as applicable, set forth in Section 2.2(b) (as so adjusted, the “Purchase Price”).

2.4         Closing. The closing of the purchase and sale of the Acquired Interests (the “Closing”) will take place (a) at the offices of Reed Smith LLP in New York City (or remotely by the electronic exchange of Closing deliveries) at 10:00 a.m. (eastern time) on the second (2nd) Business Day after the date on which all of the conditions in Sections 2.5 and 2.6 have either been satisfied or validly waived (other than those to be satisfied at Closing, but subject to the satisfaction or valid waiver thereof), or (b) at such other place and time as Purchaser and Seller may agree in writing (such date and time as determined under clause (a) or (b), the “Closing Date”). Each of the documents to be delivered pursuant to Sections 2.5 and 2.6 shall be deemed to be delivered simultaneously. The Closing shall be effective for all purposes at 12:01 a.m. (eastern time) on the Closing Date.

2.5         Conditions Precedent to the Obligations of Purchaser at the Closing. The obligation of Purchaser to consummate the Closing will be subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any or all of which may be waived in whole or in part by Purchaser in writing):

(a)    The Membership Interest Assignment Agreement shall have been duly executed by Seller and delivered to Purchaser.

(b)    (i) The representations and warranties of Seller in Section 3.1 other than the Fundamental Representations shall be true and correct (disregarding any qualifications therein as to materiality or Material Adverse Effect) when made and as of the Closing Date as if made at and as of the Closing Date (other than those representations and warranties which speak to a specific date, the truth and correctness of which shall be measured as of such specific date), except to the extent that the failure of the representations and warranties of Seller in Section 3.1 other than the Fundamental Representations to be so true and correct would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (ii) the Fundamental Representations of Seller in Section 3.1 shall be true and correct in all respects when made and as of the Closing Date as if made at and as of the Closing Date, and (iii) Seller shall have performed and complied in all material respects with the covenants and agreements hereunder required to be performed and complied with by Seller prior to the Closing.

(c)    All Seller Consents shall have been obtained or made in form and substance reasonably satisfactory to Purchaser; and any applicable waiting periods (and any extensions thereof) shall have expired or been terminated, including the waiting period under the HSR Act.

(d)    No Action shall be pending before, or threatened in writing by, any Governmental Authority seeking (i) to prevent consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (ii) to impose any limitation on the right of Purchaser to own the Acquired Interests or to control any Acquired Company, or (iii) to restrain or prohibit Purchaser’s ownership or operation (or that of its Affiliates) of all or any portion of the business or Assets of any Acquired Company, or compel Purchaser or any of its Affiliates to divest, license, dispose of or hold separate (through the establishment of a trust or otherwise) all or any portion of the business or Assets of any Acquired Company or of Purchaser and its Affiliates, in each case, due solely to the consummation of the transactions contemplated by this Agreement, and no Order having the effect of (i), (ii) or (iii) shall be in effect; provided, that notwithstanding the foregoing, Purchaser shall not be entitled to rely on this Section 2.5(d) as a condition to its obligations to consummate the Closing if Purchaser has not complied in all material respects with its covenants and agreements in Section 4.4.

(e)    Seller shall have delivered or caused to be delivered the following to Purchaser, at Seller’s cost:

(i)    An officer’s certificate dated as of the Closing Date of an authorized officer of Seller certifying as to the satisfaction of the conditions set forth in Section 2.5(b).

(ii)    An affidavit of non-foreign status that complies with Section 1445 of the Code.

(iii)    Written resignations of all directors, managers and officers of each Acquired Company.

(iv)    The Termination and Release Agreement set forth as Exhibit D hereto (the “Affiliate Release”), duly executed by Seller and TGOC.

(v)    A certificate of an authorized officer of Seller dated as of the Closing Date and certifying: (A) that attached thereto are true and complete copies of: (1) the certificates of formation and limited liability company agreements for each Acquired Company, which limited liability company agreements shall reflect the completion of the Reorganization; (B) certificates of good standing with respect to the Acquired Companies as of a recent date, issued by the Secretary of State of Delaware; (C) all resolutions adopted by Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is or will be a party and the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are the only resolutions adopted in connection with the such transactions; and (D) to the incumbency and specimen signature of each officer of Seller executing this Agreement or any Transaction Document to be executed by Seller at or prior to the Closing.

(vi)    The Support Obligation Termination Documentation, executed by Seller and its Affiliates, as necessary.

(vii)    The Assignment of Agreement Regarding Future Development, executed by Terra-Gen, LLC.

(viii)    The books and records of the Acquired Companies that are not in the possession of the Acquired Companies as of the Closing Date.

(ix)    A copy of the VDR as of five (5) Business Days prior to the Closing Date on a CD-ROM, DVD, flash drive or other electronic storage medium reasonably acceptable to Purchaser.

2.6         Conditions Precedent to the Obligations of Seller at the Closing. The obligations of Seller to consummate the Closing will be subject to the satisfaction, at or before the Closing Date, of each of the following conditions (any or all of which may be waived in whole or in part by Seller in writing):

(a)    The Membership Interest Assignment Agreement shall have been duly executed by Purchaser and delivered to Seller.

(b)    Purchaser shall have made the payment as set forth in Section 2.2(a).

(c)    (i) The representations and warranties of Purchaser in Section 3.2 other than the Fundamental Representations shall be true and correct (disregarding any qualifications therein as to materiality or material adverse effect) when made and as of the Closing Date as if made at and as of the Closing Date (other than those representations and warranties which speak to a specific date, the truth and correctness of which shall be measured as of such specific date), except to the extent that the failure of the representations and warranties of Purchaser in Section 3.2 other than the Fundamental Representations to be so true and correct would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which Purchaser is (or will at Closing be) a party, (ii) the Fundamental Representations of Purchaser in Section 3.2 shall be true and correct in all respects when made and as of the Closing Date as if made at and as of the Closing Date, and (iii) Purchaser shall have performed and complied in all material respects with the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.

(d)    All Purchaser Consents shall have been obtained or made in form and substance reasonably satisfactory to Seller; and any applicable waiting periods (and any extensions thereof) shall have expired or been terminated, including under the HSR Act.

(e)    No Action shall be pending or threatened in writing by any Governmental Authority seeking to prevent consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents.

(f)    Purchaser shall have delivered the following to Seller:

(i)    An officer’s certificate dated as of the Closing Date of an authorized officer of Purchaser certifying as to the satisfaction of the conditions set forth in Section 2.6(c).

(ii)    A certificate of an authorized officer of Purchaser dated as of the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is or will be a party and the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are the only resolutions adopted in connection with such transactions; and (B) to the incumbency and specimen signature of each officer of Purchaser executing this Agreement or any Transaction Document to be executed by Purchaser at or prior to the Closing.

(iii)    A certificate of good standing with respect to Purchaser as of a recent date, issued by the Secretary of State of Delaware.

(iv)    The Affiliate Release, duly executed by Purchaser on behalf of the each Acquired Company.

(v)    The Support Obligation Termination Documentation, duly executed by Purchaser and its Affiliates, as necessary.

(vi)    The Assignment of Agreement Regarding Future Development, executed by Ormat Nevada Inc.

(vii)    Evidence reasonably satisfactory to Seller demonstrating that the R&W Policy continues to be bound and the binder agreement to which the R&W Policy is attached remains in full force and effect with the same effect, and on the same terms and conditions, at Closing as it was on the date of this Agreement in all material respects.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1         Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser, as of the Effective Date and on the Closing Date (except for those representations and warranties which speak to a specific date, the truth and correctness of which shall be measured as of such specific date), except as set forth in the applicable sections of the Seller Disclosure Schedules (it being understood and agreed that any disclosure relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would be relevant to, apply to or qualify such other sections and subsections, notwithstanding the omission of a reference or cross-reference thereto), as follows:

(a)    Organization, Good Standing, Etc. Seller and each Acquired Company is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation. Seller and each Acquired Company has the limited liability company power and authority to own, lease and operate its Assets and to carry on its business. Seller and each Acquired Company is qualified or licensed to do business and is in good standing in each jurisdiction where the character of the Assets owned, leased or operated by it or the nature of its activities makes such qualification or licensure necessary, except in those jurisdictions where the failure to be so qualified, licensed or in good standing would not materially affect its ability to conduct its business or such activities.

(b)    Authority, Execution and Delivery and Enforceability.

(i)    Seller and each Acquired Company has the limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is (or will at Closing be) a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(ii)    The execution and delivery by Seller and each Acquired Company of the Transaction Documents to which it is (or will at Closing be) a party, and the consummation by Seller and each Acquired Company of the transactions contemplated thereby, have been duly authorized by all necessary limited liability company action of Seller and each Acquired Company, respectively.

(iii)    Seller and each Acquired Company has duly executed and delivered to Purchaser (or will duly execute and deliver to Purchaser) the Transaction Documents to which it is (or will at Closing be) a party and such Transaction Documents constitute, or upon execution and delivery thereof, will constitute, the valid and binding obligations of Seller and each Acquired Company, respectively, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)    No Conflicts. The execution and delivery by Seller and each Acquired Company of the Transaction Documents to which it is (or will at Closing be) a party do not (or will not), and the performance by Seller and each Acquired Company of its obligations hereunder and thereunder does not (or will not), subject to the making, giving or receipt of the Purchaser Consents, (i) subject to receipt of the Seller Consents violate any Applicable Law, Permit or Order applicable to Seller or such Acquired Company, (ii) conflict with or cause a breach of any provision in the certificate of formation, limited liability company agreement or other organizational document of such Acquired Company, (iii) subject to receipt of the Seller Consents, cause a Default under any Material Contract, (iv) result in the creation of any Lien upon any Asset of any Acquired Company (other than Permitted Liens) or any of the Acquired Interests or (v) except as set forth on Schedule 3.1(c), require any Consent to be made, obtained or given by Seller or any Acquired Company to or from any Person or Governmental Authority.

(d)    Absence of Litigation. Other than in respect of Environmental Laws (which are addressed solely in Section 3.1(k)) and Tax matters (which are addressed solely in Section 3.1(g)), except as set forth on Schedule 3.1(d) and any Order of FERC contemplated by the representations and warranties in Section 3.1(t), neither Seller nor any Acquired Company is subject to any outstanding Order, or is, or in the past three (3) years has been, party to any Action or, to the Knowledge of Seller, is threatened with being made a party to any Action, in each case, of, in, or before any Governmental Authority.

(e)    Ownership.

(i)    As of the Effective Date, Seller Parent indirectly owns one hundred percent (100%) of each Acquired Company, free and clear of all Liens, other than Permitted Equity Liens and restrictions under applicable securities laws, and, subject to obtaining the Seller Consents, has full power and authority to, sell, convey and assign the Acquired Interests;

(ii)    As of the Closing Date, Seller will directly own, of record and beneficially, one hundred percent (100%) of the Interests of each of Dixie Holdings, Dixie Lessor, NPH, Binary Holdings and Coyote Company, free and clear of all Liens, other than Permitted Equity Liens and restrictions under applicable securities laws, and will have good and valid title to, and, subject to obtaining the Seller Consents, full power and authority to sell, convey and assign, the Acquired Interests;

(iii)    As of the Effective Date and the Closing Date:

1.         Dixie Holdings owns of record and beneficially one hundred percent (100%) of the Interests in the Dixie Project Company, free and clear of all Liens, other than Permitted Equity Liens and restrictions under applicable securities laws, and has good and valid title to all of the Interests in the Dixie Project Company;

2.         Dixie Holdings owns of record and beneficially one hundred percent (100%) of the Interests in Dixie Lessor, free and clear of all Liens, other than restrictions under applicable securities laws, and has good and valid title to all of the Interests in Dixie Lessor;

3.         NPH owns of record and beneficially one hundred percent (100%) of the Interests in the Beowawe Project Company, free and clear of all Liens, other than Permitted Equity Liens and restrictions under applicable securities laws, and has good and valid title to all of the Interests in Beowawe Project Company;

4.         Binary Holdings owns of record and beneficially one hundred percent (100%) of the Interests in Beowawe Lessor, free and clear of all Liens, other than Permitted Equity Liens and restrictions under applicable securities laws, and has good and valid title to all of the Interests in Beowawe Lessor.

(iv)    With respect to each Acquired Company, there are no outstanding commitments, subscriptions, rights, options, warrants, calls, puts, convertible securities or other Contracts or agreements of any nature obligating Seller or such Acquired Company to issue, deliver or sell, or that are convertible or exchangeable or exercisable for, Interests or other securities in such Acquired Company, and there are no outstanding obligations of Seller or any of Seller’s Affiliates, including the Acquired Companies, to repurchase, redeem or otherwise acquire any Interests or other debt securities issued by, or other rights or option in or to any of, the Acquired Companies, except for Permitted Equity Liens. Except for its limited liability company agreement or other organizational documents, no Acquired Company is a party to any voting trust, member or partnership agreement, voting agreement or other right, instrument, proxy or other agreement or understanding with respect to the purchase, sale, issuance, transfer, repurchase, right of first offer or refusal, redemption, subscription, registration or voting (or restriction on voting) of any Interests of any Acquired Company.

(v)    None of the Acquired Companies has ever had any Subsidiaries, and does not own, and has never owned, any Interest or other security in any Person (other than an Acquired Company).

(vi)    Seller has Made Available true and complete copies of the certificates of formation, limited liability company agreements or equivalent organizational documents of the Acquired Companies as in effect on the Effective Date.

(f)    Valid Interests. The Acquired Interests have been duly authorized and validly issued pursuant to Applicable Law and limited liability company agreements or equivalent organizational documents of the applicable Acquired Company and fully paid, and were not issued in violation of any purchase option, call option, right of first refusal, subscription right, preemptive rights or any similar rights of any Person.

(g)    Taxes. Each Acquired Company has filed, or has caused to be filed on its behalf, all federal income Tax Returns and all other material Tax Returns required to be filed (after giving effect to any extensions that have been requested by, and granted to, such Person by the applicable Governmental Authority) and has paid, or has caused to be paid on its behalf, all Taxes shown as due on such returns, other than those Taxes that it is contesting in good faith by appropriate proceedings. All such Tax Returns are complete and accurate in all material respects. Each Acquired Company has withheld and timely paid or remitted all material Taxes required to have been withheld and paid or remitted by it. There are no outstanding waivers or extensions of any statute of limitations with respect to any material Tax liability or Tax Return of any Acquired Company. No audit, examination or other administrative proceedings or court proceedings are presently ongoing, pending or have been threatened in writing with regard to any Taxes or Tax Returns on which the income of any Acquired Company is reported. Within the past five (5) years, no written claim has been made by any tax authority in a jurisdiction where any Acquired Company does not file a Tax Return that any Acquired Company is or may be subject to taxation in that jurisdiction. No power of attorney currently in force has been granted with respect to the Taxes or Tax Returns on which the income of any Acquired Company is reported. No Acquired Company is a party to, a beneficiary of or subject to any Tax allocation or sharing agreement, Tax indemnity agreement, agreement for the contribution to any other Person for payment of Taxes of such other Person, or similar agreement or arrangement regarding Taxes (other than Tax indemnity provisions in the Material Contracts). No Acquired Company has any liability for Taxes under Section 1.1502-6 of the Treasury Regulations or any similar provision of state or local law of any other Person, as a transferee or successor, or by Contract. No private letter ruling or determination letter at the federal level or similar guidance at the state or local level has been received by Seller or any Affiliate of Seller in connection with any Project. No request for such guidance is currently pending or has been filed and withdrawn. Seller is validly classified as a disregarded entity for U.S. federal income Tax purposes whose owner is a “United States person” within the meaning of Section 7701(a)(30) of the Code. No elections have been filed with the IRS to treat any Project Company as an association. Each Lessor elected within seventy-five (75) days after formation to be treated as an association. Since formation, each Project Company has been validly classified as a disregarded entity for U.S. federal income Tax purposes. None of the Assets of any Acquired Company or any Project is subject to a Tax Lien other than a Permitted Lien. No private letter ruling will be obtained for the transactions contemplated hereunder from the IRS or any state or local tax authority. There have been no adjustments in the Basic Lease Rent under Section 3.4 of the Facility Leases. The amount shown in Schedule 2 to each Facility Lease as the “Section 467 Loan” balance for the date closest to the Closing Date is the correct aggregate such loan balance for all three Facility Leases as of such date, and the amount shown as the “Section 467 Loan” balance for September 30, 2024 is, as of the Closing Date, the correct aggregate such loan balance for all three Facility Leases as of September 30, 2024. The Operating Acquired Companies have paid all sales taxes that are required to have been paid on the Facility Lease and Binary Lease rents. The representations and warranties in this Section 3.1(g) are the sole and exclusive representations and warranties of the Seller concerning Tax matters. For the avoidance of doubt, other than as expressly represented in this Section 3.1(g), no representation is being made by the Seller about the income tax characteristics of any Project or Project Company, including the Tax subsidies, Tax credits, or depreciation allowances for which any Project or Project Company may qualify.

(h)    Financial Statements. Included in Schedule 3.1(h) are true, complete and correct copies of the audited balance sheets of the Dixie Project Company as of December 31, 2020, the unaudited balance sheets of the Dixie Project Company as of March 31, 2021, and the unaudited balance sheets of Dixie Holdings, Dixie Binary, the Beowawe Acquired Companies and Coyote Company as of December 31, 2020 and March 31, 2021, and, in each case, the related income statements, statements of members’ equity and statements of cash flows for the period then-ended (collectively, the “Financial Statements”). The Financial Statements (i) were prepared from the books of account and other financial records of the applicable Acquired Companies, (ii) were prepared in accordance with GAAP consistently applied and (iii) present fairly in all material respects the respective financial position, results of operations, members’ equity and cash flows of the Acquired Companies as of such date and for the periods covered thereby, subject to normal year-end audit adjustments and the absence of footnotes.

(i)    Compliance with Laws. Other than in respect of Environmental Laws (which are addressed solely in Section 3.1(k)) and Tax matters (which are addressed solely in Section 3.1(g)), except as set forth on Schedule 3.1(i), each Operating Acquired Company is, and for the past three (3) years has been, in compliance in all material respects with all Applicable Laws. Neither Seller nor any Acquired Company has received written notice from a Governmental Authority of any, and to Seller’s Knowledge, there are no, actual or potential material violations of any Applicable Laws with respect to an Acquired Company or the Projects.

(j)    Absence of Certain Changes. Since the date of the Financial Statements, (i) each Acquired Company has conducted its respective business in the ordinary course of business consistent with past practice, (ii) there has not been any change, event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (iii) no Acquired Company has taken any action which if taken after the Effective Date, would require the approval of Purchaser pursuant to Section 4.1(b).

(k)    Environmental Matters. With regard to the Operating Acquired Companies only:

(i)    Except as set forth on Schedule 3.1(k)(i), each Operating Acquired Company is, and for the past six (6) years has been, in compliance in all material respects with all Environmental Laws applicable to it.

(ii)    Except as set forth on Schedule 3.1(k)(ii), each Operating Acquired Company holds, and is, and for the past six (6) years has been in compliance in all material respects with, all Permits required under Environmental Laws for the operation of the Project Sites as previously and currently operated (the “Environmental Permits”).

(iii)    Set forth on Schedule 3.1(k)(iii) is a true and complete list of all Environmental Permits, all of which are in full force and effect, and, to the Knowledge of Seller, there are no facts or circumstances (other than the passage of time) that would reasonably be expected to result in the termination, revocation, cancellation, suspension, lapse or adverse modification of any such Environmental Permit. All of the Environmental Permits have been Made Available.

(iv)    There are no locations or premises within the Project Sites where Seller has allowed Hazardous Substances into the soil or groundwater or, to Seller’s Knowledge, any third-party has allowed Hazardous Substances into the soil or groundwater: (A) in violation of Environmental Laws or (B) in amounts or concentrations that would reasonably be expected to result in a material liability under any Environmental Laws, in each case of clauses (A) and (B), during the period that an Operating Project Company has occupied its Project Site or, to the Knowledge of Seller, at any other time.

(v)    Except as set forth on Schedule 3.1(k)(v), neither Seller nor any Operating Acquired Company has received written notice from any Governmental Authority or any other Person of an actual or potential violation of or liability under any Environmental Laws concerning any Operating Acquired Company or the Projects, and the Project Sites are not currently encumbered by any Lien arising or imposed under Environmental Laws.

(vi)    All material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents prepared by Seller or the Operating Acquired Companies within the last five (5) years with respect to the Project Sites which are in the possession of Seller or any Operating Acquired Company or in their reasonable control related to compliance with or Liabilities under Environmental Laws and any and all material documents in their possession or reasonable control concerning material planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control Hazardous Substances or otherwise ensure compliance with current or, to the Knowledge of Seller, future, Environmental Laws have been Made Available.

This Section 3.1(k) constitutes the sole representations of Seller with respect to environmental matters.

(l)    Permits. Schedule 3.1(l) contains a true and complete list of all material licenses, consents, certificates (including permanent unconditional certificates of occupancy, if any), approvals, permits, authorizations, registrations, franchises and variances by or from any Governmental Authority (“Permits”) which have been issued to the Project Companies (the “Issued Permits”). For the Operating Project Companies: (i) the Issued Permits are the Permits required for each such Operating Project Company to conduct its respective business and operate its Project; (ii) each Issued Permit is validly issued and in full force and effect and is not subject to any current Action (other than routine compliance proceedings or rulemakings and administrative proceedings of general applicability) and, to the Knowledge of Seller, no Action has been threatened which in either case, would reasonably be expected to result in the revocation, cancellation, suspension, lapse, adverse modification or termination of any of the Issued Permits; (iii) such Operating Project Company is in compliance in all material respects with its Issued Permits and all fees and charges with respect to the Issued Permits that are due and payable have been paid in full; (iv) except as set forth on Schedule 3.1(l)(i), neither Seller nor any Operating Acquired Company has received any notification from any Governmental Authority since January 1, 2019 alleging that it is in Default under any Issued Permit; (v) true and complete copies of each of the Issued Permits have been Made Available; and (vi) except as set forth on Schedule 3.1(l)(vi), such Operating Project Company has made all material filings required under Applicable Laws, tariffs and rules with relevant Governmental Authorities, regional transmission organization, independent system operator or regional entity under the North American Electric Reliability Corporation, as designated by FERC, in each case necessary for the construction, operation, ownership and maintenance of its Project.

(m)    Insurance. Schedule 3.1(m) contains a true and complete list of all of the insurance policies, binders and fidelity or surety bonds maintained by or on behalf of each Operating Acquired Company or for the benefit of any of their respective Assets or Representatives (including all directors and officers liability insurance policies). (the “Insurance Policies”). All Insurance Policies are in full force and effect and valid, binding and enforceable in accordance with their respective terms. All payments due under the Insurance Policies have been made and such Insurance Policies (or extensions, renewal or replacements thereof with comparable policies) shall be in full force and effect without interruption until the Closing Date. Neither Seller nor the Operating Acquired Companies have received any notice from the insurer under any Insurance Policy disclaiming or disputing coverage, reserving rights with respect to a particular claim or such Insurance Policy in general or cancelling or materially amending any such Insurance Policy (including the amount of premium payable in respect thereof). There are no material pending claims under the Insurance Policies and Seller does not intend to make any such claim that has not yet been filed. No Operating Acquired Company has incurred any material loss that is covered by an Insurance Policy for which the applicable Operating Acquired Company has not properly asserted a claim under such Insurance Policy. All of the Insurance Policies have been Made Available.

(n)    Real Property.

(i)    The agreements listed on Schedule 3.1(n) are all the material leases, easements, rights of way, licenses, common use agreements or similar agreements under which the Acquired Companies have rights to real property (together with all amendments and modifications thereto, the “Real Property Agreements”).

(ii)    With regard to the Operating Acquired Companies only:

1.    Except as set forth on Schedule 3.1(n)(ii), the Real Property Agreements are in full force and effect and, to Seller’s Knowledge, Seller has Made Available complete copies of all Real Property Agreements to the extent in Seller’s actual possession. No Operating Acquired Company is in material breach of its obligations with respect to any Real Property that remains uncured as of the date hereof and, to Seller’s Knowledge, no counterparty to any Real Property Agreement is in material breach of its obligations with respect to the Real Property Agreement to which it is a party. To Seller’s Knowledge, no Operating Acquired Company nor the fee owner counterparty under any Real Property Agreement has given written notice of the exercise of any option or right to cancel or terminate such Real Property Agreement.

2.    With respect to the Real Property: (A) to Seller’s Knowledge, there are no ongoing condemnation proceedings and no Governmental Authority has threatened to initiate any condemnation proceedings; (B) no Operating Acquired Company nor any Affiliate(s) thereof has granted any options or rights of first refusal to purchase or lease such Real Property, or any portion thereof or interest therein except as may be provided in the Real Property Agreements; (C) except for recipients of non-exclusive rights granted by Governmental Authorities or otherwise granted by owners in fee simple of any Real Property (other than the Operating Acquired Companies), no Person other than the Operating Acquired Companies have been granted the right to use or occupy the Real Property or been granted any licenses, rights of way or easements on any portion thereof; (D) the Operating Acquired Companies are the holders of a good, valid and enforceable title, leasehold interest or easement estate (as applicable) to the Real Property free and clear of all Liens except Permitted Liens; and (E) there are sufficient utilities available to the Real Property as needed for the operation of each Project.

3.    None of the Seller, any Operating Acquired Company or any Affiliate(s) thereof owes or will owe any brokerage commissions or finder’s fees with respect to any Real Property Agreement or any renewal or extension thereof or the exercise of any right or option thereunder.

(o)    Personal Property. Each Operating Acquired Company has good and valid title to, a valid leasehold interest in or a valid and enforceable right to use, all of its respective tangible Assets free and clear of all Liens, except for Permitted Liens. Except as set forth in Schedule 3.1(q)(ii), the Operating Acquired Companies own, lease, license or have valid and enforceable rights to use all of the material Assets that are necessary for the ownership, operation and maintenance of their respective Projects as they are currently owned, operated and maintained. Except as set forth on Schedule 3.1(o), the material tangible Assets of each Operating Acquired Company are in good operating condition and repair, subject to ordinary wear and tear, and are suitable for immediate use in the manner intended in the ordinary course of business, other than, on the Closing Date, any Casualty Loss, and the repairs described on Schedule 4.1.

(p)    Liens. All Assets owned by each Acquired Company are free and clear of all Liens, other than Permitted Liens and Permitted Equity Liens.

(q)    Material Contracts. Schedule 3.1(q) sets forth a true and complete list of all Material Contracts for the Operating Acquired Companies, and, to Seller’s Knowledge, the Coyote Company. With regard to the Material Contracts for the Operating Acquired Companies:

(i)    Seller has Made Available true and correct copies of the Material Contracts;

(ii)    Except as set forth in Schedule 3.1(q)(ii), each Material Contract is in full force and effect and is the legal, valid and binding obligation of such Operating Acquired Company and, to the Knowledge of Seller, the other parties thereto;

(iii)    Seller and each Operating Acquired Company have submitted all required applications and other documentation and taken all other necessary steps, including payment of application fees, required for the renewal or replacement of the Material Contracts listed on Schedule 3.1(q)(ii).

(iv)    Except as set forth in Schedule 3.1(q)(iv), each Material Contract is enforceable against such Operating Acquired Company and, to the Knowledge of Seller, the other parties thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy and similar Applicable Laws affecting the enforcement of creditors’ rights and general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity);

(v)    None of the Operating Acquired Companies is in Default under any Material Contract and, to Seller’s Knowledge, no other party thereto is in Default under any Material Contract;

(vi)    To the Knowledge of Seller, except as set forth in Schedule 3.1(q)(vi) no facts or circumstances exist which are likely to give rise to a Default under any Material Contract to which an Operating Acquired Company is a party;

(vii)    None of the Operating Acquired Companies has received written notice from any other party to any Material Contract that such party intends to terminate, modify or renegotiate such Material Contract in a manner that is adverse to any Operating Acquired Company and, to the Knowledge of Seller, no such intention on the party of any such party exists.

(r)    Employee Matters. To the extent the below representations concern TGOC and/or its employees, such representations are provided to the extent of Seller’s Knowledge.

(i)    No Acquired Company has nor has it ever had any employees nor has it maintained, sponsored, administered, participated in or had any obligation to contribute to any Benefit Plan. Without limiting the generality of the foregoing, no Acquired Company has or has ever had any liability, contingent, potential or otherwise, under or with respect to any Benefit Plan, including a Multiemployer Plan or Pension Plan, by reason of being treated as a single employer with any current or former ERISA Affiliate. No Assets of any Acquired Company are or reasonably would be expected to be subject to any Lien under the Code or ERISA associated with any plan sponsored or maintained by any ERISA Affiliate or in which such ERISA Affiliate has an obligation to contribute.

(ii)    Each Facility Employee and Service Employee has been properly classified for all purposes (including for all Tax, wages and hours, insurance, workers compensation and benefit plan eligibility purposes) as a common law employee of TGOC and not as a common law employee or joint employee of any Acquired Company, and TGOC has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons. None of the Acquired Companies, TGOC or any of their Affiliates is a party to any collective bargaining Contract or similar labor agreement regarding collective bargaining or other Contract with or to any labor union or association representing any Facility Employee or Service Employee, nor does any labor union or collective bargaining agent represent any Facility Employee or Service Employee. No Contract regarding collective bargaining has been requested by, or is under discussion between management of any Acquired Company, TGOC or any of their Affiliates (or any management group or association of which any Acquired Company or TGOC is a member or otherwise a participant) and any group of Facility Employees or Service Employees nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against any Acquired Company, TGOC or any of their Affiliates with the National Labor Relations Board or any other labor relations tribunal, nor are there any other current activities, to the Knowledge of Seller, to organize any Facility Employees or Service Employees into a collective bargaining unit. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened against any Acquired Company, TGOC or any of their Affiliates. During the past three (3) years there has not been any labor strike, slow-down, work stoppage, lock-out, arbitration or other material labor dispute involving any of the Facility Employees or Service Employees, and no such labor strike, slow-down, work stoppage, lock-out, arbitration or other material labor dispute is now pending or, to the Knowledge of Seller, threatened with respect to the Facility Employees or Service Employees.

(iii)    To Seller’s Knowledge, except as set forth on Schedule 3.1(r)(iii), no Facility Employee is a party to any employment, change of control, retention, severance or other employment-related agreement with TGOC or any of its Affiliates, including any Acquired Company.

(s)    Affiliate Transactions; Support Obligations.

(i)    There are no Support Obligations other than the Support Obligations set forth on Schedule 3.1(s)(i).

(ii)    Except for the Contracts listed on Schedule 3.1(s)(ii) and the Support Obligations, there are no Affiliate Contracts. No Acquired Company has any outstanding debt to any Affiliate thereof (other than to an Acquired Company).

(t)    Qualifying Facility and PUHCA Status. Each Operating Project is a Qualifying Facility that uses geothermal resources as its primary energy source and is exempt from the Federal Power Act to the extent set forth in § 292.601(c), including from Section 203 of the Federal Power Act. The Beowawe Project is exempt from Sections 205 and 206 of the Federal Power Act. The Dixie Project Company has obtained MBR Authority, which is in full force and effect. None of the Operating Acquired Companies is subject to, or not exempt from, regulation under the federal access to books and records provisions or the accounts and records provisions of PUHCA. Each Operating Project Company is subject to FERC regulation under PUHCA solely with respect to maintaining Exempt Wholesale Generator status, and as of the Effective Date duly maintains its Exempt Wholesale Generator status.

(u)    Business Purpose. No Operating Acquired Company has, since its formation, engaged in any business other than the ownership, development, construction, operation, maintenance and financing of its Project and any activities incidental to the foregoing.

(v)    Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission due to arrangements of Seller or its Affiliates in connection with the transactions contemplated hereunder, for which the Acquired Companies, Purchaser or any of their Affiliates would be responsible.

(w)    Liabilities. None of the Operating Acquired Companies has any Liabilities, except for Liabilities: (i) reflected or reserved against in the Financial Statements; (ii) arising under Material Contracts or Issued Permits (other than as a result of a Default thereunder); (iii) that are incurred in the ordinary course of business consistent with past practice since the date of the Financial Statements; (iv) incurred in connection with the transactions contemplated by this Agreement or any other Transaction Document; (v) included in the calculation of Final Aggregate Net Working Capital Amount; or (vi) that are not in excess of $50,000 for any individual Liability or $250,000 for all Liabilities in the aggregate.

(x)    Intellectual Property. A true and complete list of all Intellectual Property owned by the Acquired Companies, and all material Intellectual Property used by the Acquired Companies, is set forth on Schedule 3.1(x). The Acquired Companies (i) own free and clear of all Liens (except for Permitted Liens), or have valid rights to use, all Intellectual Property used by the Acquired Companies, (ii) have not received any claims in writing, or to Seller’s Knowledge, claims that are not in writing, that any of the Acquired Companies has infringed or misappropriated the Intellectual Property of any other Person, and (iii) are not currently infringing or misappropriating the Intellectual Property of any other Person. To Seller’s Knowledge, there is no infringement, misappropriation or such other conflict by any other Person involving any Intellectual Property owned or used by the Acquired Companies. The Acquired Companies employ commercially reasonable procedures regarding data security to protect the confidentiality, integrity and security of their information technology systems and the data stored therein or transmitted thereby against unauthorized use, access, interruption, modification or corruption.

(y)    FCPA. No Acquired Company (or any director, officer, agent, employee, consultant of or, to the Seller’s Knowledge, other Person associated with or acting on behalf of an Acquired Company) has (i) made, authorized, offered or promised to make any payment or transfer of anything of value, directly, indirectly or through a third party, to any foreign government official, employee or other representative (including employees of a government owned or controlled entity or public international organization and including any political party or candidate for public office), in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any Applicable Law of similar effect in any jurisdiction to which such Person is subject, or (ii) otherwise taken any specified action which would cause an Acquired Company to be in violation of the FCPA, or any Applicable Law of similar effect in any jurisdiction to which such Person is subject. For the purposes of this Section 3.1(y), specified actions include (x) the making or payment of any illegal contributions, commissions, fees, gifts, entertainment, travel or other unlawful expenses relating to political activity, (y) the direct or indirect payment, gift, offer, promise or authorization to make a payment, gift, offer or promise of, anything of material value to any foreign government representative, and (z) the making of any bribe, illegal payoff, influence payment, kickback or other unlawful payment, using funds of an Acquired Company or otherwise on behalf of an Acquired Company.

(z)    Bank Accounts. Schedule 3.1(z) lists all banks, money markets, savings and similar accounts and safe deposit boxes of each Operating Acquired Company, specifying the authorized signatories or persons having access to such accounts or safe deposit boxes.

(aa)    Powers of Attorney. Except as set forth on Schedule 3.1(aa), there are no outstanding powers of attorney executed by or on behalf of the Operating Acquired Companies in favor of any Person.

3.2         Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller, as of the Effective Date and on the Closing Date (except for those representations and warranties which speak to a specific date, the truth and correctness of which shall be measured as of such specific date), except as set forth in the applicable sections of the Purchaser Disclosure Schedules (it being understood and agreed that any disclosure relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would be relevant to, apply to or qualify such other sections and subsections, notwithstanding the omission of a reference or cross-reference thereto), as follows:

(a)    Organization, Good Standing, Etc. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its formation, and has the limited liability company power and authority to own, lease and operate its Assets and to carry on its business as now being conducted.

(b)    Authority, Execution and Delivery and Enforceability. Purchaser has the limited liability company power and authority to enter into the Transaction Documents to which it is (or will at Closing be) a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by Purchaser of the Transaction Documents to which it is (or will at Closing be) a party, and the consummation by Purchaser of the transactions contemplated thereby, have been duly authorized by all necessary limited liability company. Purchaser has duly executed and delivered to Seller (or will duly execute and deliver to Seller) the applicable Transaction Documents to which it is (or will at Closing be) a party, and such Transaction Documents constitute, or upon execution and delivery thereof will constitute, the valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)    No Conflicts. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is (or will at Closing be) a party do not, and the performance by Purchaser of its obligations hereunder and thereunder does not (or will not), subject to the making, giving or receipt of the Seller Consents: (i) violate any Applicable Law, (ii) conflict with or cause a breach of any provision in any provision in the certificate of formation, limited liability company agreement or other organizational document of Purchaser, (iii) cause a material Default under any material Contract to which Purchaser is a party or under which it is bound or to which any of its Assets is subject or (iv) except as set forth on Schedule 3.2(c), require any Consent to be made, obtained or given by Purchaser to or from any Person or Governmental Authority. Purchaser qualifies as a “Permitted Transferee” pursuant to that certain Renewable Power Purchase and Sale Agreement between Southern California Edison Company and Terra-Gen Dixie Valley, LLC (f/k/a Caithness Dixie Valley, LLC) (RAP ID 3106), dated as of May 30, 2007, as amended.

(d)    Absence of Litigation. Neither Purchaser nor any of its Affiliates is subject to any outstanding Order or, to Purchaser’s Knowledge, is threatened with being made a party to any Action of, in, or before any Governmental Authority that would or seeks to enjoin, prohibit or otherwise make illegal the transactions contemplated by the Transaction Documents to which Purchaser is (or will at Closing be) a party or that would reasonably be expected to prevent or materially delay the performance by Purchaser of its obligations under this Agreement and the other Transaction Documents to which Purchaser is (or will at Closing be) a party. To the Knowledge of Purchaser, no event has occurred or circumstances exist that would reasonably be expected to give rise to or serve as a basis for any such Action.

(e)    Accredited Investor. Purchaser is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Purchaser understands that the Acquired Interests have not been registered under the Securities Act, and are being transferred in reliance on an exemption therefrom, and that Seller is not under any obligation to register the Acquired Interests or make any filing with any Governmental Authority to obtain an exemption from registration. Purchaser is knowledgeable about and experienced in the industries in which each Project Company operates, specifically including ownership and operation of geothermal generation facilities, and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Purchaser is purchasing the Acquired Interests for its own account and not for the account of any other Person and not with a view to distribution or resale to others.

(f)    Financing. Prior to Closing, Purchaser shall have sufficient cash, or other sources of immediately available funds to pay in cash, an amount equal to the Purchase Price in accordance with the terms of Article 2 and any other amounts contemplated by this Agreement to be paid at Closing. Purchaser’s ability to consummate the transactions contemplated hereby is not contingent on its ability to secure financing or to complete any public or private placement of securities prior to or upon Closing.

(g)    Regulatory Status. Purchaser is not a “holding company” under PUHCA or a “public utility” under the FPA. No national or subnational governments of a single foreign state have a substantial interest, as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), in Purchaser. Neither Purchaser nor any parent or Affiliate company of Purchaser has previously represented to the Committee on Foreign Investment in the United States (“CFIUS”) that it is a “foreign person” or “foreign entity” as defined under the DPA, and they have not made representations, statements or communications to CFIUS inconsistent with this Section 3.2(g).   Purchaser is an indirect wholly-owned subsidiary of Ormat Technologies, Inc.

(h)    Acknowledgement. Purchaser acknowledges that, except with respect to the representations and warranties expressly made by Seller in this Agreement and in the other Transaction Documents, neither Seller nor any Acquired Company has made any other representation or warranty, either express or implied, regarding any Acquired Company, the Projects or the transactions contemplated hereby or thereby, nor has Purchaser relied on any representation or warranty not expressly made in this Agreement or the other Transaction Documents. Except with respect to any representation or warranty expressly set forth in this Agreement or any other Transaction Document, Purchaser specifically acknowledges that no representation or warranty has been made and that Purchaser has not relied on any representation or warranty about the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition of the Projects, any geothermal resource, any Assets of any Acquired Company, the future financial condition of each Acquired Company, or any other information or documents made available to Purchaser or its counsel, accountants or other advisers. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, nothing in this Agreement (including this Section 3.2(h)) or any other Transaction Document will limit, restrict or prohibit any claims in respect of Fraud.

(i)    Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission due to arrangements of Purchaser or its Affiliates in connection with the transactions contemplated hereunder, for which Seller or any of its Affiliates would be responsible.

ARTICLE 4
CERTAIN COVENANTS

4.1         Conduct of Operations.

(a)    Except (i) as expressly required by this Agreement, (ii) as set forth on Schedule 4.1, (iii) as consented to in writing in advance by Purchaser (not to be unreasonably withheld, conditioned or delayed) or (iv) as required by Applicable Law or the terms of any Material Contract, from the Effective Date through and including the earlier of the termination of this Agreement or the Closing Date (the “Interim Period”), Seller shall cause the Acquired Companies to: (A) conduct the business of the Acquired Companies in the ordinary course of business consistent with past practice; (B) use Commercially Reasonable Efforts to preserve, maintain and protect their respective businesses and Assets, ordinary wear and tear excepted, including by maintaining their business and organization and their relationships with Persons having business dealings with respect to the conduct of their business (including customers, suppliers, service providers and Governmental Authorities); and (C) maintain all Issued Permits.

(b)    Except (i) as expressly required by this Agreement (including the Reorganization), (ii) as set forth on Schedule 4.1, (iii) as consented to in writing in advance by Purchaser (not to be unreasonably withheld, conditioned or delayed) or (iii) as required by Applicable Law or the terms of any Material Contract, during the Interim Period, Seller shall not (with respect to the Acquired Companies) and shall cause the Acquired Companies not to:

(i)    amend or otherwise change their certificates of formation, limited liability company agreements or equivalent organizational documents;

(ii)    authorize for issuance, issue, grant, sell, deliver, dispose of, pledge, encumber or otherwise subject to any Lien any Interests in the Acquired Companies, or any options, warrants, convertible securities or other Rights of any kind to acquire any such Interests or repurchase, redeem or enter into any Contract with respect to the Interests in the Acquired Companies;

(iii)    purchase any Interests in or other securities of any corporation, partnership, limited liability company or other business organization, or make any loans, advances or capital contributions to, or investments in, any Person or other business organization (other than (A) any Acquired Company and (B) Permitted Investments (as defined in the Sale Leaseback Documents);

(iv)    engage in any new line of business;

(v)    fail to maintain the existence of any Acquired Company, merge or consolidate any Acquired Company with any other Person or cause any Acquired Company to acquire all or substantially all of the Assets of any other Person;

(vi)    sell, transfer, assign, convey, distribute or otherwise dispose of, or permit or allow the creation or imposition of any Lien (other than Permitted Liens) on, any Assets currently owned by the Acquired Companies having an individual value in excess of $100,000 or an aggregate value in excess of $250,000, other than obsolete Assets, surplus Assets or Assets no longer used or useful in the construction or operation or maintenance of the Projects;

(vii)    enter into or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization of any Acquired Company or any of their respective businesses, or otherwise wind up their business;

(viii)    incur, create, assume or otherwise become liable for any indebtedness for borrowed money or issue any debt securities;

(ix)    assume, guarantee or otherwise become liable or responsible for any liability of any Person, other than the assumption or guarantee of obligations of the Acquired Companies in the ordinary course of business consistent with past practice;

(x)    terminate, fail to comply with in any material respect, materially amend or modify, supplement, grant any material waiver under, or provide any material Consent under, any Material Contract, except as expressly contemplated by this Agreement or any other Transaction Document;

(xi)    terminate, assign or materially amend or modify, any Issued Permit;

(xii)    enter into any Contract that if in effect on the Effective Date would be a Material Contract;

(xiii)    grant or announce any increase in the salaries, bonuses or other compensation or benefits payable by the Acquired Companies to any of their officers, directors, managers, or employees;

(xiv)    initiate any Action;

(xv)    enter into any voluntary settlement, conciliation or similar agreement with respect to, or otherwise compromise any dispute, claim or Action, that individually or in the aggregate will result in payment by any Acquired Company following Closing unless such payments are funded in full by Seller prior to Closing

(xvi)    voluntarily settle, compromise, cancel, forgive, waive or release any other debts, claims or rights of the Acquired Companies;

(xvii)    authorize or make capital expenditures, in the aggregate, in excess of $100,000, unless such expenditures are funded in full by Seller prior to Closing;

(xviii)    (a) hire any employee or (b) enter into any employment or severance agreement or any agreement providing for any compensation to any employee of Seller or Affiliates thereof (other than any Acquired Company) that is payable by any Acquired Company;

(xix)    adopt or contribute to any Benefit Plan;

(xx)    make any change in any method of accounting or accounting practice, except as required by GAAP;

(xxi)    make any new, change any existing or revoke any election with respect to Taxes, change any method of accounting with respect to Taxes, amend any material Tax Return, file any Tax Return that is prepared on a basis that is materially inconsistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which comparable Tax Returns involving similar Tax items have been filed, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of a material amount of Taxes, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xxii)    fail to discharge any material liability of any Acquired Company or to make any material payment of any Acquired Company as it comes due except in connection with a good faith dispute;

(xxiii)    vary the cash balance or the face amount of any letter of credit posted to satisfy any minimum balance in any reserve account under the Sale Leaseback Documents (including by way of depositing a new letter of credit or amending or modifying existing letters of credit), other than: (A) any increase in the cash balance in such reserve account resulting from the ordinary course application of revenue in accordance with the waterfall under the Master Depositary Agreement (as defined in the Participation Agreement); and (B) any withdrawal of cash or a draw under a letter of credit expressly for the permitted use of such funds from such reserve account under the Sale Leaseback Documents; or

(xxiv)    agree or commit to do any of the foregoing.

4.2          Confidentiality.

(a)    Each Party has furnished and may continue to furnish to the other Party certain information relating, directly or indirectly, to Purchaser, Seller, the Acquired Companies or the Projects, which is either non-public, confidential or proprietary in nature. Such information, together with all analyses, compilations, data, studies or other documents containing or based in whole or in part on any such furnished information is hereinafter referred to as “Confidential Information.” The terms of this Agreement and the other Transaction Documents shall be deemed to be Confidential Information.

(b)    Subject to the requirements of Applicable Laws or any Order or stock exchange rule, all Parties hereto hereby agree to (i) treat the Confidential Information as confidential and use the same standard of care in handling such information as they use with respect to their own confidential information, but in no event less than a reasonable standard of care, (ii) prior to Closing, use the Confidential Information solely in connection with the consummation of the transactions contemplated by this Agreement, and (iii) prior to Closing, transmit the Confidential Information only to those Representatives who need to know the Confidential Information; provided that, subject to Section 4.3, each Party may use Confidential Information, to the extent required, in filings, submissions and other correspondence to obtain the Seller Consents and the Purchaser Consents, in each case, as contemplated hereby, so long as such Party obtains the Consent of the Party whose Confidential Information is included therein to the disclosure of such Confidential Information.

(c)    All confidentiality, non-disclosure or similar agreements between the Parties and their Affiliates are hereby terminated.

4.3          Access to Information.

(a)    During the Interim Period, Seller, on reasonable prior written notice (but in no event less than three (3) Business Days’ prior notice) by Purchaser to Seller, will give Purchaser and its Representatives reasonable access during normal business hours to the offices, Assets, books and records of the Acquired Companies and to the extent available, furnish to Purchaser and its Representatives such financial and operating data and other information concerning such Acquired Company as such persons may reasonably request; provided that such access shall only be upon reasonable notice, shall not unreasonably disrupt personnel and operations of the Projects and shall be at Purchaser’s sole cost and expense; provided, further, that neither Purchaser, nor any of its Affiliates or its or their respective Representatives shall conduct any environmental site assessment, compliance evaluation or investigation without reasonable ongoing consultation with Seller with respect to any such activity, and in no event shall any subsurface investigation or testing of any environmental media be conducted. All requests for access to the offices, Assets, books and records of the Acquired Companies shall be made to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Purchaser nor its Representatives may contact and communicate with any of the employees, customers, suppliers, contractors, lenders or other Persons that have business relationships with the Acquired Companies or their Affiliates (or Representatives of any of the foregoing Persons) in connection with the transactions contemplated hereby, without the specific prior written authorization of Seller. Any access to the offices, Assets, books and records of the Acquired Companies shall be subject to the following additional limitations: (i) such access shall not violate any Applicable Law or Contract to which Seller, the Acquired Companies or any of their respective Affiliates is a party or otherwise expose Seller, the Acquired Companies or any of their respective Affiliates to a material risk of liability; (ii) Purchaser shall give Seller notice at least two (2) Business Days before conducting any inspections or communicating with any third party relating to any property of the Acquired Companies, and a Representative of Seller shall have the right to be present when Purchaser or its Representatives conducts its or their investigations on such property; (iii) none of Purchaser, its Affiliates, or its or their respective Representatives shall damage the offices, property, books and records accessed or any portion thereof; and (iv) Purchaser shall: (A) use its Commercially Reasonable Efforts to perform all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis; and (B) indemnify, defend and hold harmless Seller, its Affiliates (including the Acquired Companies) and each of their respective Representatives from and against all damages caused directly as a result of the actions of Purchaser, its Affiliates or its or their respective Representatives under this Section 4.3(a). The foregoing indemnification obligation shall survive the Closing or termination of this Agreement for six (6) months. Any information obtained by Purchaser pursuant to this paragraph shall be held in confidence by Purchaser and its Representatives in accordance with the provisions of Section 4.2.

(b)    From and after the Closing, Purchaser will make or cause to be made available to Seller all books, records, Tax Returns and documents of the Acquired Companies (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action (other than any Action involving Purchaser or any of its Affiliates (other than any Acquired Company)), (ii) preparing reports to equity-holders, lenders and Governmental Authorities or (iii) such other purposes for which access to such documents is reasonably believed by Seller to be necessary, including preparing Tax Returns or responding to or disputing any Tax audit; provided, however, that access to such books, records, documents and employees shall only be upon reasonable notice, shall not unreasonably disrupt personnel and operations of the Acquired Companies and shall be at Seller’s sole cost and expense. Purchaser will cause each Acquired Company to maintain and preserve all such Tax Returns, books, records and other documents relating to periods prior to Closing for seven (7) years after the Closing Date and, in each case, shall offer to transfer such records to Seller at Seller’s expense at the end of any such period prior to destroying or disposing of the same.

4.4         Regulatory Matters; Consents.

(a)    In order to consummate the transactions contemplated hereby, the Parties shall, and shall cause their respective Affiliates to, during the Interim Period, (i) proceed diligently and in good faith and use all Commercially Reasonable Efforts, as promptly as practicable, to obtain the Consents contemplated by Sections 2.5 and 2.6, and to make any filings required of it with, and to give all required notices to, the applicable Governmental Authorities and (ii) cooperate in good faith with the applicable Governmental Authorities and such other Persons to or from whom Consents are to be made, obtained or given pursuant to this Agreement, and provide promptly such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith; provided, however, notwithstanding anything to the contrary in this Agreement, except as otherwise contemplated in Section 4.4(c), the Parties acknowledge and agree that neither Purchaser nor Seller shall have any obligation to pay any consideration, other than customary fees imposed by Governmental Authorities and professional fees of counsel, or to offer to grant, or agree to, any financial or other accommodation in order to obtain any of the Seller Consents or Purchaser Consents. The Dixie Project Company shall be responsible for any costs and expenses required to be paid in connection with any consent required under the Sale Leaseback Documents.

(b)    The Parties will provide prompt notification to each other when any such Consent referred to in Section 4.4(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or by such other Persons regarding the Project Companies or any of the transactions contemplated by this Agreement (including any submissions filed at FERC by or on behalf of the Project Companies or any such Person).

(c)    In furtherance of the foregoing covenants:

(i)    each Party shall, and shall cause its respective Affiliates to, prepare, as soon as is practical following the Effective Date, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act, or any other Applicable Laws prior to the Closing Date. Each Party shall, and shall cause its respective Affiliates to, submit the required filings as soon as practicable, but, with respect to filings under the HSR Act, in no event later than ten (10) Business Days after the Effective Date. The Parties shall, and shall cause their respective Affiliates to, request expedited treatment of any such filings, promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate. The Parties shall consult with one another and shall agree in good faith upon the timing of such filings;

(ii)    neither Party shall, and each Party shall cause its Affiliates not to, take any action that would reasonably be expected to adversely affect or materially delay or impair the Consent of any Governmental Authority or other Person in connection with the consummation of the transactions contemplated hereby; and

(iii)    subject to applicable confidentiality restrictions or restrictions required by Applicable Law, Purchaser and Seller will notify the other Party promptly upon the receipt by such Party or its Affiliates of (A) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 4.4 or the transactions contemplated by this Agreement and (B) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any Applicable Laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 4.4, each Party will promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its respective advisors) upon request copies of all correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement or the Transaction Documents. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other Party under this Section 4.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, the Parties shall use Commercially Reasonable Efforts to ensure that all discussions, telephone calls and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include Representatives of both Purchaser and Seller; provided, however, that each Party may exclude the other Party and its Representatives from any discussion, telephone call or meeting with a Governmental Authority to the extent such reasonably expects such discussion, telephone call or meeting to involve the disclosure of competitively sensitive information concerning such Party or any of its Affiliates; provided, however, that such Party shall inform the other Party that such discussion, telephone call or meeting occurred. Subject to Applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement or the Transaction Documents by or on behalf of any Party.

4.5         Employee Matters.

(a)    Prior to Closing Date, the Facility Employees and Service Employees may, in the sole discretion of TGOC, continue in the same role as employees of TGOC. Nothing in this Section 4.5 shall affect the right of TGOC to direct the activities of or terminate the employment of any Facility Employee or Service Employee for any reason or at any time. At all times prior to the Closing Date, TGOC shall continue to have the exclusive right to the services of the Facility Employees and Service Employees and shall make any and all employment decisions regarding Facility Employees and Service Employees as it shall deem appropriate. TGOC shall be exclusively responsible for the payment of all wages, provision of all benefits and compliance with all Applicable Laws with respect to the Facility Employees and Service Employees with respect to employment by TGOC or termination by TGOC of employment of any Facility Employees and Service Employees.

(b)    Purchaser agrees that, without Seller’s prior written consent, neither it nor any of its Affiliates will solicit for hire or employment or employ, and it shall cause Purchaser Service Company and its Affiliates not to solicit for hire or employment or employ, any Service Employee who is not identified on Schedule 4.5(b), which, for the avoidance of doubt, does not include any Facility Employees, which Purchaser, Purchaser Service Company or their respective Affiliates, learned of in connection with the acquisition contemplated hereby for a period of two (2) years after the Effective Date, except that the foregoing shall: (i) not apply to any solicitation (or any hiring as a result of any solicitation) that consists of advertising in a newspaper or periodical of general circulation or through similar general circulation on the internet not specifically directed toward such specified Persons; and (ii) not be construed to prohibit Purchaser or Purchaser Service Company from hiring any Persons who on their own submit an application for employment that is not solicited by Purchaser or Purchaser Service Company.

(c)    Prior to the Effective Date, Seller has provided to Purchaser a true and correct list of (i) certain employee information relating to employment, employee compensation and benefits of the Facility Employees, including such Facility Employee’s current base salary or wage rate, annual incentive opportunity, and annual bonuses received for the past two (2) years, and (ii) specific information relating to each such Facility Employee as of the day immediately preceding the Effective Date regarding such Facility Employee’s job title, years of service, hire date, exempt and non-exempt status, salaried and hourly status, and leave status (including the type and duration of such leave) (“Employee Information”), and, subject to the consent of any such Facility Employee that Seller or its applicable Affiliates determines is required by Applicable Law, such other non-public personal information regarding each Facility Employee as is necessary for Purchaser to meet its obligations under this Section 4.5. Purchaser acknowledges receipt of the Employee Information.

(d)    Prior to the Closing Date, Purchaser shall make, or shall cause Purchaser Service Company to make, offers to employ each Facility Employee, in a comparable role consistent with the same or similar job duties that such Facility Employee had with TGOC. All such offers shall be in writing and provide for the manner in which each Facility Employee may accept, or shall be deemed to have accepted, or reject, or shall be deemed to have rejected, such offer. Seller agrees to cooperate with Purchaser to ensure that these offers are furnished to the Facility Employees. Each offer of employment to a Facility Employee shall be effective as of the Closing. Immediately prior to the Closing, the employment of each Facility Employee shall be terminated by TGOC, and TGOC shall offer to compensate each Facility Employee for unused vacation time. Each Facility Employee who accepts, or is deemed to have accepted, the offer of employment from Purchaser or Purchaser Service Company in accordance with the terms of such offer, and commences employment with Purchaser or Purchaser Service Company, shall be referred to as a “Transferred Employee”. Such employment with Purchaser or Purchaser Service Company, as applicable, shall be effective as of the Closing Date. With respect to Transferred Employees, Purchaser shall, or shall cause Purchaser Service Company to, continue such employment with compensation and benefits that, taken as a whole, are at a level substantially similar to the compensation and benefits (other than any severance benefits or equity interests) provided by TGOC to such Transferred Employees immediately prior to the Closing Date; provided, however, that the compensation offered to the Facility Employee listed on Schedule 4.5(d) may be less than what is provided by TGOC immediately prior to the Closing Date. With respect to any Facility Employee that rejects, or is deemed to have rejected, an employment offer from Purchaser or Purchaser Service Company, neither Purchaser nor Purchaser Service Company shall be responsible for any severance or other obligations to such Facility Employee or Service Employee.

(e)    Effective as of the Closing Date, each Facility Employee who accepts an offer of employment from Purchaser or Purchaser Service Company shall cease to participate in all Facility Employees’ Benefit Plans. Purchaser shall not assume any of the Facility Employees’ Benefit Plans or any other liability in respect of any employee benefit plans, programs or arrangements of Seller or any of its ERISA Affiliates.

(f)    For a period of twelve (12) months from and after the Closing Date, Purchaser shall or shall cause each Purchaser Service Company to provide each Transferred Employee with compensation and employee benefits that are, in the aggregate, substantially similar to those provided, whether by policy or in practice in the ordinary course of business, by TGOC to its employees immediately prior to the Closing Date; provided, however, that the compensation provided to the Facility Employee listed on Schedule 4.5(d) may be less than what is provided by TGOC immediately prior to the Closing Date. Purchaser shall, and shall cause Purchaser Service Company to, honor all unused vacation time accrued by the Facility Employees under the policies and practices of the applicable Affiliates of Seller Group immediately prior to the Closing Date who do not accept the compensation offered by TGOC to them in accordance with Section 4.5(d). Notwithstanding the foregoing, Purchaser shall have no obligations pursuant to this Section 4.5(f) with respect to any Transferred Employee who is terminated by Purchaser, Purchaser Service Company or any of their Affiliates for Cause.

(g)    For each Transferred Employee and his or her eligible dependents covered immediately prior to the Closing Date by a group health plan under the Facility Employees’ Benefit Plans, and who becomes covered under a group health plan maintained by Purchaser, Purchaser Service Company or any of their Affiliates, Purchaser or Purchaser Service company shall, or shall cause such Affiliate to, use Commercially Reasonable Efforts to provide credit, for the plan year during which such coverage under such Purchaser group health plan begins, with respect to any deductibles and co-payments already incurred by such Transferred Employee and his or her enrolled dependents during such plan year. Each Transferred Employee shall be responsible for providing the necessary information to Purchaser or Purchaser Service Company based on explanation of benefit forms received by the Transferred Employee and such Transferred Employee’s enrolled dependents from the Facility Employees’ Benefit Plans’ group health plan.

(h)    From and after the Closing Date, Purchaser shall, or shall cause Purchaser Service Company to, recognize each Transferred Employee’s years of service with Seller’s Affiliates and any other Person that was acquired directly or indirectly by Seller or any of its Affiliates (whether through purchase, merger or other combination) for purposes of eligibility and participation under all Purchaser, Purchaser Service Company or Affiliate Benefit Plans and benefit programs and policies maintained after the Closing by Purchaser, Purchaser Service Company or an Affiliate of Purchaser.

(i)    Purchaser shall use Commercially Reasonable Efforts to cause each employee welfare benefit plan or program sponsored by Purchaser, a Purchaser Service Company or Affiliate of Purchaser to waive any preexisting condition exclusion or restriction with respect to eligibility, participation and coverage requirements and restrictions applicable to Transferred Employees.

(j)    If the employment of any Transferred Employee is terminated by Purchaser or an Affiliate of Purchaser or Purchaser Service Company for a reason other than Cause within twelve (12) months following the Closing Date, then Purchaser shall, or shall cause its applicable Affiliates or Purchaser Service Company to, provide such Transferred Employee with severance benefits equal to the severance benefits described in the severance plan that a Purchaser Service Company makes available to its similarly situated employees and that would have been provided to such employee if his or her employment had been terminated under circumstances entitling such employee to benefits under such severance plan. All obligations under this Section 4.5(j) shall terminate on the date that is twelve (12) months after the Closing Date. For the avoidance of doubt, Purchaser shall have no obligations with respect to severance or otherwise pursuant to this Section 4.5(j) to any Transferred Employee who is terminated by Purchaser, Purchaser Service Company or any of their Affiliates for Cause.

(k)    For any Transferred Employee terminated as described in Section 4.5(j), Purchaser shall offer continuing group health plan coverage to such Transferred Employees under or equivalent to the continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(l)    Claims of individuals receiving short-term or long-term disability benefits under a Facility Employees’ Benefit Plan as of the Closing Date shall be the sole responsibility of the applicable Affiliate of Seller and the applicable Facility Employees’ Benefit Plans. Except as provided in the preceding sentence, claims for short-term or long-term disability benefits presented after the Closing Date by any Transferred Employee employed or retained by Purchaser Service Company shall be the sole responsibility of Purchaser and its Affiliates (without regard to whether the circumstances giving rise to such claim occurred before, on or after the Closing Date).

(m)    Claims for workers’ compensation benefits for Transferred Employees arising out of occurrences prior to the Closing Date and all claims for Facility Employees and Service Employees who are not Transferred Employees shall be the responsibility of TGOC. Claims for workers’ compensation benefits for Transferred Employees arising out of occurrences on or after the Closing Date shall be the responsibility of Purchaser.

(n)    The Parties acknowledge and agree that all provisions contained in this Section 4.5 are included for the sole benefit of the Parties. This Agreement is not intended by the Parties to, and nothing in this Section 4.5 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Benefit Plan or (ii) confer on any Transferred Employee or any other Person (other than the Parties) any rights or remedies (including any right to employment or other service relationship or any third-party beneficiary rights).

4.6         Cooperation; Further Assurances.

(a)    Without limiting Section 4.3(a), the Parties shall reasonably cooperate with one another prior to Closing in connection with the consummation of the transactions contemplated hereby and the anticipated transition of the Acquired Companies and the Projects to Purchaser.

(b)    Subject to the terms and conditions of this Agreement and Applicable Law, the Parties each agree that from time to time, that they will execute and deliver or cause their respective Affiliates (including, with respect to Seller, by causing the Acquired Companies) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Seller, by causing the Acquired Companies to take) such other action, as may be reasonably necessary to carry out the purposes and intent of this Agreement and the other Transaction Documents.

4.7         Casualty.

(a)    If, during the Interim Period, any Assets of the Operating Acquired Companies are damaged or destroyed by any casualty event (a “Casualty Loss”) or are taken, in part or in whole, by any Governmental Authority, then Seller shall deliver to Purchaser, no later than thirty (30) days following such event, a good faith and reasonable estimate of (i) in the case of such a casualty event, the sum of (x) the cost of restoring such Assets to a condition operationally comparable to their condition immediately prior to such Casualty Loss, plus (y) the Casualty Restoration Period Income or (ii) in the case of such a taking or any portion of such Assets that will not be restored, the reduction in the net present value of such Assets as a result of such taking or casualty. Such good faith and reasonable estimate in the case of clauses (i) and (ii) shall be net of and after giving effect to (A) any condemnation award or other third party proceeds to cover Liabilities as a result of the Casualty Loss which the relevant Operating Acquired Company will have received as of the Closing or will have received written notice that it will receive such award or proceeds within sixty (60) days after the Closing Date, (B) any Tax benefits reasonably expected to be realized by the relevant Acquired Company as a result of such casualty or condemnation event, other than any portion of such benefits that reduces pre-Closing Taxes, and (C) any amounts reasonably expended by Seller or any of its Affiliates to restore the affected Assets to the condition described in clause (a)(i) of this Section 4.7 (such aggregate estimate being a “Casualty Estimate”). Any Casualty Estimate shall be prepared based on the best reasonably available information as of the date of such Casualty Estimate and if the Closing or Termination Date is expected to occur prior to the expiration of the thirty (30)-day period referenced above, then the Closing Date and the Termination Date, as applicable, shall be postponed, if necessary, to the tenth (10th) Business Day after such Casualty Estimate is made.

(b)    Notwithstanding the provisions of this Section 4.7, if Purchaser objects to Seller’s Casualty Estimate pursuant to this Section 4.7 in writing (including a description in reasonable detail of the basis for such objection and reasonable supporting documentation) within ten (10) Business Days after receipt of Seller’s Casualty Estimate, and Seller and Purchaser are not able within ten (10) Business Days thereafter to reasonably agree in good faith on a mutually acceptable revision to such Casualty Estimate to address such objections, then Seller shall cause an independent engineering firm reasonably acceptable to Purchaser and Seller to prepare the appropriate Casualty Estimate as promptly as practicable, which Casualty Estimate shall be final and binding upon the Parties absent manifest error or gross negligence or willful misconduct of the independent firm; provided that, if the Closing or Termination Date is expected to occur prior to the determination of the Casualty Estimate in accordance with this Section 4.7(b), then the Closing Date and the Termination Date, as applicable, shall be postponed, if necessary, to the tenth (10th) Business Day after such Casualty Estimate is determined in accordance with this Section 4.7(b).

(c)    In the event the Casualty Estimate is greater than $250,000 and less than $20,000,000, individually or in the aggregate for all Assets of the Operating Acquired Companies, Seller may elect, at its sole discretion, to (i) restore, repair or replace the Assets subject to the Casualty Loss to a condition operationally comparable to their condition immediately prior to such Casualty Loss or (ii) reduce the Base Purchase Price by an amount equal to such Casualty Estimate less any amounts reasonably expended by Seller or its Affiliates to restore the affected Project not previously taken into account in the Casualty Estimate, in which case Purchaser shall, taking such reduction into account, be obligated to consummate the transactions contemplated by this Agreement (assuming the satisfaction or, when permissible, waiver of the conditions set forth in Sections 2.5 and 2.6 (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions)) in accordance with the terms of this Agreement. If Seller elects to restore, repair or replace the Assets subject to the Casualty Loss pursuant to clause (i) above, Seller will complete or cause to be completed, using Commercially Reasonable Efforts, the repair, replacement or restoration of such Assets in accordance with prudent industry practice prior to Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such Assets as reasonably agreed among Purchaser and Seller (provided that such postponement shall not extend beyond the date that is five (5) Business Days prior to the Termination Date. If the Casualty Estimate equals $250,000 or less, (A) neither Purchaser nor Seller shall have the right or option to terminate this Agreement pursuant to this Section 4.7 and (B) there shall be no reduction in the amount of the Base Purchase Price with respect to such Casualty Estimate.

(d)    In the event the Casualty Estimate is greater than or equal to $20,000,000, individually or in the aggregate for all Assets of the Operating Acquired Companies, (i) either Purchaser or Seller may elect, in their respective sole discretion, to terminate this Agreement by written notice to the other Party or (ii) if neither Purchaser nor Seller elects to terminate this Agreement pursuant to this Section 4.7(d) within thirty (30) days following determination of the final Casualty Estimate, Purchaser may elect to consummate the transactions contemplated by this Agreement, in which case the Base Purchase Price shall be reduced by the Casualty Estimate less any amounts reasonably expended by Seller or its Affiliates to restore the affected Assets not previously taken into account in the Casualty Estimate.

(e)    In the event that the Casualty Estimate is incorrect and: (i) Purchaser’s or the Operating Acquired Companies’ actual recovery of casualty proceeds, third party proceeds and Tax benefits is less than those used in the calculation of the Casualty Estimate, Seller shall promptly pay to Purchaser the amount by which the actual recovery was less than the Casualty Estimate; or (ii) Purchaser’s or the Operating Acquired Companies’ actual recovery of casualty proceeds, third party proceeds or Tax benefits is greater than those used in the calculation of the Casualty Estimate, Purchaser shall promptly pay to Seller the amount by which the actual recovery was greater than the Casualty Estimate.

4.8         Support Obligations.

(a)    Purchaser recognizes that certain Affiliates of Seller (other than the Acquired Companies) have provided the Support Obligations set forth on Schedule 3.1(s)(i).

(b)    Prior to Closing, Purchaser shall provide comparable substitute credit support, guarantees, letters of credit or other commitments to replace the Support Obligations set forth on Schedule 3.1(s)(i). Without limiting the foregoing, Purchaser and Seller shall enter into such assignments and other documentation (the “Support Obligation Termination Documentation”) reasonably requested by the counterparties to the Material Contracts requiring such Support Obligations in connection with (i) effecting the full and unconditional release, effective as of the Closing Date, of Seller and its Affiliates (other than the Acquired Companies) from such Support Obligations and (ii) procuring the termination and redelivery to Seller of each original document evidencing such Support Obligations released or replaced pursuant to this Section 4.8.

4.9         Use of Certain Names. Within sixty (60) days following the Closing Date, Purchaser shall cause the Acquired Companies to cease using the words “Terra-Gen” (or any words that may cause a reasonable likelihood of confusion with the words “Terra-Gen”) or constituting an abbreviation or extension thereof, and any logos associated therewith (the “Seller Marks”), including eliminating or covering the Seller Marks from the property of the Acquired Companies and disposing of any unused stationery and literature of the Acquired Companies bearing the Seller Marks. Thereafter, Purchaser shall not, and shall cause the Acquired Companies and their Affiliates not to, use the Seller Marks or any logos, trademarks, trade names embodying the Seller Marks, and Purchaser acknowledges that it, its Affiliates and the Acquired Companies have no rights hereunder to use the Seller Marks. Without limiting the foregoing:

(a)    Within sixty (60) days after the Closing Date, Purchaser shall cause any Acquired Company whose name contains any of the Seller Marks to change its name to a name that does not contain any of the Seller Marks.

(b)    Within thirty (30) days after compliance with Section 4.9(a), Purchaser shall certify in writing to Seller that Purchaser has made all filings required pursuant to paragraph (a) above.

4.10       Insurance. Purchaser acknowledges that all Insurance Policies shall terminate as of the Closing Date. Purchaser shall be solely responsible for providing any insurance to the Acquired Companies for any claims made after the Closing.

4.11        Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, Seller agrees that it will not, and will cause its Affiliates, the Acquired Companies and each of its and their respective directors, officers, employees, Affiliates and other agents and Representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) not to: (a) initiate, solicit, seek, encourage, facilitate or continue, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its shareholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the Assets of or the purchase or issuance of any Interest in, the Acquired Companies (any such inquiry, proposal or offer being hereinafter referred to as a “Proposal”), (b) engage in any negotiations concerning, or knowingly provide any Confidential Information or data to, or have any substantive discussions with, any person relating to a possible Proposal, (c) otherwise knowingly cooperate in any effort or attempt to make, implement or accept a Proposal, or (d) enter into any Contract or other instruments (whether or not binding) with any Person relating to a Proposal. Seller shall immediate cease and cause to be terminated, and shall cause its Affiliates (including the Acquired Companies) and their and such Affiliates’ respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Person conducted heretofore with respect to a possible Proposal. Seller agrees that the rights and remedies for noncompliance with this Section 4.11 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach of this Section 4.11 will cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

4.12       R&W Policy. Purchaser has entered into a binding agreement with the insurer of the R&W Policy to incept the R&W Policy as of the date of this Agreement in a form reasonably acceptable to Seller with regard to the matters set forth in the third sentence of this Section 4.12. Purchaser agrees that Seller shall not be responsible for (and that Purchaser shall be responsible for) any costs of the R&W Policy, including any premium, underwriting fees, brokerage commissions, the retention under the R&W Policy or any other costs, fees and expenses for or related to the R&W Policy. Purchaser shall cause the R&W Policy to expressly provide that the insurer under the R&W Policy waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Seller or any of its Affiliates with respect to any claim made by any insured thereunder, other than subrogation rights against Seller or any of its Affiliates with respect to Fraud. Purchaser shall not and shall cause its Affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the R&W Policy (i) with respect to the waiver of subrogation set forth therein or (ii) in any manner that would be reasonably likely to increase or expand the ability or rights of the insurer thereunder to bring an Action against, or otherwise seek recourse from Seller, in each case without the prior written consent of the Seller.

ARTICLE 5
TAX MATTERS

5.1         Certain Taxes.

(a)    For any Taxes with respect to which the taxable period of any Acquired Company ends on or before the Closing Date, Seller or such Acquired Company shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed by such Acquired Company. After the Closing Date, Purchaser shall timely prepare and file with the appropriate authorities all other Tax Returns required to be filed by each Acquired Company. Purchaser shall permit Seller, prior to filing, a reasonable time to review and comment on each such Tax Return described in the preceding sentence for which a material part of the period covered by the Tax Return is before the Closing Date.

(b)    All real property Taxes, personal property Taxes and similar obligations of each Acquired Company imposed by any Governmental Authority that relate to an Overlap Period shall be apportioned between Seller and Purchaser on a per-diem basis, and all income Taxes, sales and use Taxes and withholding Taxes that relate to an Overlap Period of an Acquired Company shall be apportioned between Seller and Purchaser as determined from the books and records of the Acquired Companies as though the taxable year of such Acquired Company had terminated at the close of business on the Closing Date. Seller shall be liable for the Taxes of the Acquired Companies that are attributable to the portion of all Overlap Periods ending on the Closing Date. Purchaser shall be liable for the Taxes of the Acquired Companies attributable to the portion of all Overlap Periods beginning after the Closing Date. If any refund, rebate or similar payment is received by any Acquired Company or Purchaser for any real property Taxes, personal property Taxes or similar obligations referred to above that relate to an Overlap Period, such amount shall be apportioned between Seller and Purchaser as aforesaid on the basis of their respective obligations with respect to such Overlap Period.

(c)    Purchaser shall not amend, refile or otherwise modify, or cause or permit to be amended, refiled or otherwise modified, any Tax Return with respect to the Acquired Companies filed by Seller for any taxable period beginning on or before the Closing Date without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

(d)    Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns of each Acquired Company, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this ARTICLE 5, and in resolving all disputes and audits with respect to such Tax Returns.

(e)    All sales, use transfer, real property transfer, recording, gains, stock transfer, value-added and other similar Taxes and fees (“Transfer Taxes”), if any, arising out of or in connection with the transactions effected pursuant to this Agreement shall be split equally by Seller and Purchaser. Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed by Seller, and Seller shall use Commercially Reasonable Efforts to provide such Tax Returns to Purchaser at least ten (10) Business Days prior to the date such Tax Returns are due to be filed.

(f)    Seller shall have the exclusive authority to control, at its sole cost and expense, any audit or examination by any taxing authority, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any income Tax liability of the Project Companies for any taxable period ending on or before the Closing Date (each, a “Tax Matter”),  provided, however, that Seller shall provide to Purchaser (at Purchaser’s expense) reasonable participation rights with respect to so much of any Tax Matter that is reasonably likely to affect the Tax liability of Purchaser or any Acquired Company for any period after the Closing Date. Seller will promptly deliver to Purchaser copies of all notices, information document requests, communications, reports and writings received from the IRS or any state or local tax authority with respect to any Tax Matter and will keep Purchaser advised of all developments with respect to such Tax Matter.  Seller shall not enter into any settlement of, or otherwise compromise, any such Tax Matter that could reasonably be expected to adversely affect Purchaser or the Acquired Companies for any period after the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller shall be entitled to any Tax refund relating to Taxes for any Tax period (or portion thereof) ending on or before the Closing Date and to initiate any claim for refund for any such period, and Purchaser shall reasonably cooperate with Seller to initiate or pursue any such claim.

(g)    Except as provided in Section 5.1(f), Purchaser shall have the exclusive authority to control any Tax Matter. Purchaser shall not enter into any settlement of, or otherwise compromise, any such Tax Matter that could reasonably be expected to adversely affect Seller without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser will promptly deliver to Seller copies of all notices, information document requests, communications, reports and writings received from the IRS or any state or local tax authority with respect to any Tax Matter relating to an Overlap Period for which Seller may have material liability and will keep Seller advised of all developments with respect to such Tax Matter. Purchaser will provide to Seller (at Seller’s expense) reasonable participation rights with respect to so much of any such Overlap Period Tax Matter for which Seller has potential material liability.

(h)    Any Tax refund (including any interest received with respect thereto) for, or attributable to, a Pre-Closing Period that is received by an Acquired Company or credited against a Tax that an Acquired Company would have been required to pay in a Post-Closing Period shall be for the account of Seller, and Purchaser shall pay over to Seller any such amounts within fifteen (15) days after the receipt or entitlement of such refund or credit.

5.2          Allocation of Purchase Price. The Parties shall treat the sale and purchase of each Lessor as a sale and purchase of stock in a corporation and of the Project Company Interests as a sale and purchase of the Assets of the Project Companies.  The Purchase Price shall be allocated among such stock and Assets in accordance with a purchase price allocation prepared by Purchaser and subject to the review and consent of Seller.  Seller shall provide Purchaser with any information reasonably requested and required to complete IRS Form 8594 and Purchaser shall complete such form and shall furnish Seller with a draft of such form within ninety (90) following the Closing Date. If the Parties are unable to agree on the final purchase price allocation, then the final purchase price allocation will be determined by the Neutral Auditor, and the costs associated with such accounting firm will be borne equally by the Parties.  No Party shall file any Tax Return or take a position with any Governmental Authority that is inconsistent with the agreed or determined purchase price allocations and IRS Form 8594.  Purchaser and Seller shall otherwise cooperate with any reasonable request of the other Party in respect of such allocation and each Party’s Tax treatment of the transactions herein contemplated.

ARTICLE 6
TERMINATION

6.1         Termination. Without limiting any Party’s ability to exercise any right or remedy to which it is entitled hereunder or under any of the Transaction Documents, this Agreement may be terminated prior to the Closing only as follows:

(a)    by either Seller, on the one hand, or Purchaser, on the other hand, if the Closing has not been consummated by the close of business on August 20, 2021, unless extended by written agreement of the Parties (such date, as the same may be so extended, the “Termination Date”); provided, however, that the Party seeking termination under this Section 6.1(a) is not in default or breach hereunder and has not failed to fulfill any obligation under this Agreement, which default, breach or failure has been a principal cause of the failure of the Closing to occur on or before the Termination Date;

(b)    by the express mutual written consent of Seller and Purchaser;

(c)    by either Seller, on the one hand, or Purchaser, on the other hand, in the event Seller (with respect to a termination by Purchaser) or Purchaser (with respect to a termination by Seller) is in material breach of a representation, warranty, covenant or agreement contained in this Agreement such that any of the conditions in Section 2.5 or Section 2.6, as applicable, could not be satisfied, the Party seeking to terminate this Agreement has provided written notice of such breach to the breaching Party and such breach has not been cured within thirty (30) days after delivery of such notice; provided, however, that the Party seeking termination pursuant to this Section 6.1(c) is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement; provided, further, without limiting Section 6.1(e), but notwithstanding anything else in this Agreement to the contrary, it is understood and agreed by the Parties that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) in respect of any breach of Seller caused solely by the occurrence of a Casualty Loss or condemnation event described in Section 4.7, and any reduction in the Base Purchase Price pursuant to Section 4.7 or restoration of Assets of the Operating Acquired Companies in accordance with Section 4.7(c)(ii) shall, for the avoidance of doubt, cure any such breach for all purposes hereunder;

(d)    by Seller, on the one hand, or Purchaser, on the other hand, if any Governmental Authority shall have issued any Applicable Law or Order or taken any other action (in each case, other than any condemnation event described in Section 4.7) permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such Applicable Law, Order or other action shall not be subject to appeal or shall have become final and nonappealable; or

(e)    by Seller or Purchaser pursuant to Section 4.7(d).

6.2          Procedure and Effect of Termination.

(a)    The Party desiring to terminate this Agreement pursuant to Section 6.1 shall give written notice of such termination to the other Party in accordance with Section 8.7, specifying the provision hereof pursuant to which such termination is effected.

(b)    If this Agreement is terminated pursuant to Section 6.1, this Agreement shall become void and of no effect with no liability on the part of any Party, except that, notwithstanding the foregoing, (i) the agreements contained in Section 4.2, Section 4.3(a)(iv)(B), this Section 6.2, and ARTICLE 8 shall survive the termination and (ii) no termination of this Agreement shall relieve any Party of any liability or damages arising out of, or resulting from, any intentional or willful breach of this Agreement that results in the failure of the Closing to occur; provided, however, that no Party shall be liable for any special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including lost profits).

ARTICLE 7
NO SURVIVAL

7.1          No Survival. Notwithstanding anything in this Agreement to the contrary, none of the representations, warranties, covenants or agreements contained in this Agreement and any certificate delivered pursuant hereto (other than the covenants and agreements that by their terms are expressly required to be performed after the Closing (the “Surviving Covenants”)) will survive the Closing (it being understood that nothing in this Section 7.1 is intended to affect or limit the ability of Purchaser to recover under the R&W Policy for any matters covered thereunder), and the Surviving Covenants will survive the Closing until the date on which each such covenant is fully performed, and thereafter there will be no Liability on the part of, nor will any claim be made by, any Party or any of its respective Affiliates in respect thereof. It is the express intent of the Parties that the survival of each representation and warranty in this Agreement is shorter than the statute of limitations that would otherwise have been applicable to such representation or warranty, and, by Contract, the applicable statute of limitations with respect to such representation or warranty is hereby reduced so that it ends at the Closing, as provided in this Section 7.1.

7.2          Limitations.

(a)    From and after the Closing, except (i) for the right to pursue specific performance pursuant to Section 8.1(a), (ii) any claim for Fraud and (iii) pursuant to Section 2.3 (but otherwise subject to the limitations therein), the sole and exclusive source of recovery in respect of any claim by Purchaser for (A) any and all damages or other claims relating to or arising from this Agreement, including breach of the covenants, arising out of or in any way related to any claim or cause of action with respect to the subject matter of this Agreement or the transactions contemplated hereby (other than the Surviving Covenants), or (B) breach of the representations and warranties set forth in the Agreement and any certificate delivered pursuant hereto, shall be the R&W Policy, and in no event shall Seller or any Affiliate thereof or any other Person have any direct or indirect Liability or obligation in respect of any such claim.

(b)    Except as set forth in Section 7.2(a), the Purchaser may not avoid the limitations on liability set forth in this Section 7.2 by seeking damages for breach of Contract, tort or pursuant to any other theory of Liability, all of which are hereby waived. The Parties agree that the limits imposed on the remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties, constitute a material term of this Agreement, and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. The conditions and limitations set forth in this Article VII will apply even if (a) the R&W Policy is never issued by an insurer, (b) the R&W Policy is revoked, cancelled, or modified in any manner after issuance, or (c) Purchaser makes a claim under the R&W Policy and such claim is denied by the insurer.

ARTICLE 8
GENERAL PROVISIONS

8.1          Remedies; Waiver of Other Representations.

(a)    Subject to ARTICLE VII, but otherwise notwithstanding anything in this Agreement to the contrary, (i) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause the other Party to sustain irreparable harm for which they would not have an adequate remedy at law, and therefore in the event of any such breach or threatened breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to seek the remedy of specific performance of such covenants and agreements, including consummation of the Closing, and injunctive and other equitable relief, in addition to any other remedy to which it might be entitled pursuant to the express terms of this Agreement, (ii) a Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, and (iii) in the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

(b)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (I) IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER, ON THE ONE HAND, NOR PURCHASER, ON THE OTHER HAND, HAVE MADE OR ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED INTERESTS, THE PROJECT, THE ACQUIRED COMPANIES OR ANY PART THEREOF, (II) THE ACQUIRED COMPANIES ARE BEING TRANSFERRED THROUGH THE SALE OF THE ACQUIRED INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” (III) SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION (FINANCIAL OR OTHERWISE), VALUE OR QUALITY OF THE ACQUIRED COMPANIES AND THEIR ASSETS (INCLUDING THE GEOTHERMAL RESOURCE OF THE PROJECT), THE PROJECT OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS, BUSINESS, OPERATIONS, ASSETS, LIABILITIES AND OTHER INCIDENTS OF THE ACQUIRED COMPANIES, THEIR ASSETS, OR THE PROJECT OR THE NEGOTIATION, EXECUTION, DELIVERY OR PERFORMANCE OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS BY SELLER OR ITS AFFILIATES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING AND (IV) PURCHASER HAS NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT IN RELIANCE UPON ANY SUCH PROMISE, REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH HEREIN. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 8.1(B) LIMITS THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR WILL LIMIT, RESTRICT OR PROHIBIT ANY CLAIMS IN RESPECT OF FRAUD.

8.2          Exhibits and Schedules. All Exhibits and Schedules are incorporated herein by reference, provided that Seller makes no representation or warranty as to any matter disclosed in the Seller Disclosure Schedule, except as expressly provided in ARTICLE 3 hereof.

8.3          Amendment, Modification and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each Party against which enforcement of such amendment or modification is sought. Any failure of Seller or Purchaser to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by each Party to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

8.4          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.

8.5          Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will be responsible for paying all of the costs, fees and expenses incurred by it in connection with the transactions contemplated by this Agreement and the other Transaction Documents; provided that, Purchaser shall bear all the costs of all filing fees and expenses with respect to any filings required under the HSR Act in connection with the transactions contemplated by this Agreement.

8.6          Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.7          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile or email transmission (with acknowledgement received), or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          If to Seller, to:

c/o Terra-Gen Power, LLC
437 Madison Ave, Suite 22-A

New York, NY 10022
Facsimile: (646) 829-3901
Email: joconnor@terra-gen.com

Attention: Chief Financial Officer

with a copy, which shall not constitute notice, to:

Reed Smith LLP
506 Carnegie Center

Princeton, New Jersey 08540

Email: hking@reedsmith.com
Facsimile: (609) 951-0824

Attention: Henry R. King

(b)         If to Purchaser, to:

Deer Holdings, LLC

c/o Ormat Technologies, Inc.

6140 Plumas Street

Reno, Nevada 89519

Email: ContractNotices@ormat.onmicrosoft.com

Attention: Legal Department

with a copy by email to: aginzburg@ormat.com; jwoelfel@ormat.com and with a copy, which shall not constitute notice, to:

Norton Rose Fulbright US LLP

799 9th Street NW, Suite 1000

Washington, DC 20001

Email: noam.ayali@nortonrosefulbright.com

Facsimile: (202) 662-4643

Attention: Noam Ayali

and

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York

Email: charles.hord@nortonrosefulbright.com

Facsimile: (212) 318-3400

Attention: Charles E. Hord, III

All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if emailed or faxed (with a delivery confirmation), (iii) five (5) Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one (1) Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided that a notice given in accordance with this Section 8.7 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.

8.8         Counterparts. This Agreement may be executed and delivered (including by facsimile or electronically mailed .pdf transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that the Parties need not sign the same counterpart. Signatures of the Parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

8.9          Entire Agreement. This Agreement (together with the other Transaction Documents) constitutes the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

8.10        Dispute Resolution; Governing Law; Choice of Forum; Waiver of Jury Trial

(a)    Seller, on the one hand, and Purchaser, on the other hand, shall each appoint a Representative to coordinate with the other Party in respect of the implementation and performance of this Agreement. Except in connection with any disagreement regarding a Party’s obligations to consummate the Closing or take any action required in connection therewith, if any dispute arises with respect to any Party’s performance hereunder, the Representatives shall meet to attempt to resolve such dispute, either in person or by telephone, within five (5) Business Days after the written request of either Representative. Except as otherwise provided hereunder, if the Representatives are unable to resolve such dispute, a senior officer of Purchaser and a senior officer of Seller shall meet, either in person or by telephone, within ten (10) Business Days after either Representative provides written notice that the Representatives have been unable to resolve such dispute, to attempt to resolve the dispute. For the avoidance of doubt, if any dispute resolution meeting is not held within the applicable time period set forth in this Section 8.10(a) following a Party’s request therefor, the requesting Party may pursue adjudication of such dispute in accordance with Section 8.10(b). Except as otherwise expressly provided in this Agreement, any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, or the performance or non-performance of any obligation hereunder that cannot be resolved in accordance with this Section 8.10(a) shall be adjudicated in accordance with Section 8.10(b) below.

(b)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES OR PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. THE PARTIES IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT HAND DELIVERED OR SENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 8.7 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY OF THE AFOREMENTIONED COURTS AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

8.11        Public Announcements. Except for statements made or press releases issued (i) pursuant to the Securities Act or the Exchange Act, (ii) pursuant to any listing agreement with or the rules of any national securities exchange or the National Association of Securities Dealers, Inc., or (iii) as otherwise required by Applicable Law, neither Seller nor Purchaser shall issue, or permit any of their respective Affiliates to issue, any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned).

8.12        Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its respective rights or obligations hereunder without the prior written consent of each other Party, such consent not to be unreasonably withheld or delayed. Any assignment in contravention of this provision shall be void ab initio. No assignment shall release Purchaser or Seller from any obligation or liability under this Agreement.

8.13        Relationship of Parties. This Agreement does not constitute a joint venture, association or partnership between the Parties. No express or implied term, provision or condition of this Agreement shall create, or shall be deemed to create, an agency, joint venture, partnership or any fiduciary relationship between the Parties.

[Remainder of page intentionally left blank. Signature pages to follow.]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement for Purchase of Membership Interests to be signed on its behalf as of the date first written above.

TG GEOTHERMAL PORTFOLIO, LLC

By:
Name:
Title:

DEER HOLDINGS, LLC

By:
Name:
Title:

ANNEX I

DEFINITIONS

“Acquired Companies” means the Dixie Acquired Companies, the Beowawe Acquired Companies, and the Coyote Company.

“Acquired Interests” has the meaning given in the Recitals.

“Action” means any action, suit or proceeding (whether at law or in equity), audit, assessment, investigation, demand or inquiry by or before any Governmental Authority or any arbitration proceeding.

“Affiliate” means, with respect to any Person, any other Person who Controls, is Controlled by or is under common Control with such first Person.

“Affiliate Contract” means any Contract between any Acquired Company, on the one hand, and Seller or any Affiliate of Seller (other than any Acquired Company) or any employee, director, manager, officer, employee, agent or other Representative of Seller or any of its Affiliates (including any Acquired Company), on the other hand.

“Affiliate Release” has the meaning given in Section 2.5(e)(iv) of this Agreement.

“Aggregate Net Working Capital Amount” means (without duplication) the current assets of the Operating Acquired Companies, minus the current liabilities of the Operating Acquired Companies, as determined in accordance with (a) GAAP, (b) the practices, principles and methodologies used in the preparation of the Aggregate Net Working Capital Amount set forth on Exhibit C and (c) Section 2.2(b)(i) as of 12:01 A.M. (Eastern time) on the Closing Date; provided, however, that in no event shall the calculation of the Aggregate Net Working Capital Amount include (i) any current portion of indebtedness (including obligations under the Sale Leaseback Documents and each Binary Lease), (ii) any accrued interest, (iii) any current restricted cash balances related to rent or debt service (rent service and note interest accounts), and (iv) any amounts due from or due to Affiliates.

“Agreement” has the meaning given in the Preamble.

“Applicable Laws” means all laws (including common law), constitutions, statutes, rules, regulations, ordinances, judgments, settlements, orders, decrees, injunctions and writs of any Governmental Authority having jurisdiction over Seller, Purchaser, the Acquired Companies or the Projects, as applicable.

“Assets” means, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, tangible or intangible and wherever situated), including the related goodwill, which assets and properties are owned, operated, leased or licensed by such Person or any of its subsidiaries.

Annex I - 1

“Assignment of Agreement Regarding Future Development” means the Assignment and Assumption of the Agreement Regarding Future Development, dated as of September 15, 2010, by and between Terra-Gen, LLC (as successor to Terra-Gen Power, LLC) and Terra-Gen Dixie Valley, LLC, substantially in the form of Exhibit G, dated as of the Closing Date, by and between Ormat Nevada Inc. and Terra-Gen, LLC.

“Base Purchase Price” means $171,000,000.

“Basic Lease Rent” has the same meaning as in the Facility Leases.

“Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (d) each bonus or incentive compensation plan and (e) each other employee or fringe benefit, plan, program or arrangement, whether written or non-written or subject to ERISA.

“Beowawe Acquired Companies” means NPH, Beowawe Project Company, Binary Holdings and Beowawe Lessor.

“Beowawe Lessor” has the meaning given in the Recitals.

“Beowawe Lessor Interests” has the meaning given in the Recitals.

“Beowawe Project” has the meaning given in the Recitals.

“Beowawe Project Company” has the meaning given in the Recitals.

“Beowawe Project Company Interests” has the meaning given in the Recitals.

“Binary Holdings” has the meaning given in the Recitals.

“Binary Holdings Interests” has the meaning given in the Recitals.

“Binary Lease” means: (i) with regard to the Dixie Project, that certain “Delivery, Installation and Lease Agreement” between Dixie Lessor and the Dixie Project Company, dated as of November 9, 2012; and (ii) with regard to the Beowawe Project, that certain Equipment Lease between Beowawe Lessor and the Beowawe Project Company, dated as of January 11, 2011.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York City are authorized or required to be closed.

“Casualty Estimate” has the meaning given in Section 4.7(a) of this Agreement.

“Casualty Loss” has the meaning given in Section 4.7(a).

“Casualty Restoration Period” means, with respect to any Casualty Loss, the period commencing on the Closing Date and ending on the date the Asset subject to the Casualty Loss is estimated to be restored to a condition operationally comparable to its condition immediately prior to such Casualty Loss.

Annex I - 2

“Casualty Restoration Period Income” means, with respect to any Casualty Loss, the estimated net income during the Casualty Restoration Period that would have been realized (as determined in accordance with GAAP as applied by Seller consistent with past practice) from the Asset (or by the Person owning and operating the Asset) that was subject to the Casualty Loss.

“Cause” means a Transferred Employee's (i) willful or deliberate failure to perform the Transferred Employee's duties or gross negligence in the performance of the Transferred Employee's duties; (ii) breach of a material term of any agreement between the Transferred Employee and the Purchaser Service Company; (iii) dishonesty, willful misconduct or fraud in connection with any aspect of the Transferred Employee's employment; (iv) statutory or regulatory disqualification, bar or suspension; (v) commission of a felony or any crime of moral turpitude; (vi) engaging in conduct materially injurious to the business, reputation or goodwill of the Purchaser Service Company; or (vii) violation of the policies, practices or standards of behavior of the Purchaser Service Company, in each case, as determined by Purchaser or the Purchaser Service Company, as the case may be, in its sole discretion.

“CFIUS” has the meaning given in Section 3.2(g).

“Closing” has the meaning given in Section 2.4 of this Agreement.

“Closing Adjustment Certificate” has the meaning given in Section 2.2(b)(ii).

“Closing Date” means the date described in Section 2.4 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercially Reasonable Efforts” means the efforts, time and costs a prudent Person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as possible; provided, however, that Commercially Reasonable Efforts shall not require such Person to spend funds or assume Liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

“Confidential Information” has the meaning given in Section 4.2(a).

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Contract” means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license or arrangement.

“Coyote Company” has the meaning given in the Recitals.

“Coyote Interests” has the meaning given in the Recitals.

Annex I - 3

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the policies or management of such Person, whether through the ownership of Interests, by Contract or otherwise, and “Controls” and “Controlled by” have correlative meanings.

“Default” means, with respect to any Person, any circumstance, event or condition that would constitute or result in, with or without notice or the passage of time or both, a violation, breach, default or conflict or give rise to any right of termination, modification, cancellation, suspension, limitation, revocation, acceleration or payment.

“Disputed Item” has the meaning given in Section 2.2(b)(v).

“Dixie Acquired Companies” means Dixie Holdings, Dixie Project Company and Dixie Lessor.

“Dixie Holdings” has the meaning given in the Recitals.

“Dixie Holdings Interests” has the meaning given in the Recitals.

“Dixie Lessor” has the meaning given in the Recitals.

“Dixie Lessor Interests” has the meaning given in the Recitals.

“Dixie Project” has the meaning given in the Recitals.

“Dixie Project Company” has the meaning given in the Recitals.

“Dixie Project Company Interests” has the meaning given in the Recitals.

“DPA” has the meaning given in Section 3.2(g).

“Effective Date” has the meaning given in the Preamble.

“Employee Information” has the meaning set forth in Section 4.5(c).

“Environmental Laws” means all Applicable Laws pertaining to the environment, human health, safety, exposure to Hazardous Substances and natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), and the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Occupational Safety & Health Act of 1970, (29 U.S.C. § 651 et seq.); the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), and any similar or analogous state and local statutes or regulations promulgated thereunder and decisional law of any Governmental Authority, as each of the foregoing may amended or supplemented from time to time in the future, in each case to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.

Annex I - 4

“Environmental Permits” has the meaning given in Section 3.1(k)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each Person, trade or business that, together with any Acquired Company, is or was treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Estimated Adjustment Certificate” has the meaning given in Section 2.2(b)(i).

“Estimated Aggregate Net Working Capital Adjustment Amount” means the Estimated Aggregate Net Working Capital Amount, minus the Target Aggregate Net Working Capital Amount.

“Estimated Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.2(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Wholesale Generator” means an “exempt wholesale generator” under PUHCA and applicable FERC regulations, as amended from time to time.

“Exhibits” means the exhibits attached to this Agreement.

“Existing Title Policies” means: (i) with regard to the Dixie Project, the owner title insurance policy dated September 23, 2010 issued by Fidelity National Title Insurance Company, naming the Dixie Project Company as the insured and covering the Project Site for the Dixie Project; and (ii) with regard to the Beowawe Project, the owner title insurance policy dated June 20, 2000 issued by First American Title Insurance Company naming the Beowawe Project Company as the insured and covering the Project Site for the Beowawe Project.

“Facility Employee” means each employee of TGOC whose primary duties are to provide services to the Projects.

“Facility Leases” means the three Facility Lease Agreements, each dated as of September 15, 2010, between different numbered Dixie Valley Geothermal Leasing Trusts, as lessor, and the Dixie Project Company, as lessee.

“Final Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.2(b)(ii).

Annex I - 5

“FCPA” has the meaning given in Section 3.1(y) of this Agreement.

“Federal Power Act” means the Federal Power Act of 1935, as amended from time to time.

“FERC” means the Federal Energy Regulatory Commission and any successor thereto.

“Financial Statements” has the meaning given in Section 3.1(h) of this Agreement.

“Fraud” means knowing and intentional common law fraud by a Party under the Applicable Laws of the State of New York. For the avoidance of doubt, nothing in this Agreement shall limit the right of any Party to allege fraud in any action or proceeding pursuant to Section 8.10.

“Fundamental Representations” means the representations and warranties set forth, with respect to Seller, in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(e), 3.1(f), and 3.1(v), and, with respect to Purchaser, in Sections 3.2(a), 3.2(b), 3.2(c), 3.2(e), and 3.2(i).

“GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practice.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

“Hazardous Substances” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any friable asbestos or friable asbestos containing material; (c) polychlorinated biphenyls (“PCBs”), or PCB-containing materials or fluids; (d) radon; (e) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; (f) per- and polyfluoroalkyl substances; and (g) any other hazardous, radioactive, toxic or noxious substance, material, pollutant or contaminant that, whether by its nature or its use, is subject to regulation or giving rise to liability under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Policies” has the meaning given in Section 3.1(m) of this Agreement.

“Intellectual Property” means any intellectual property rights, including both statutory and common law rights, and including the following: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, business names, logos, trade dress and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

Annex I - 6

“Interests” means, with respect to any Person, shares, partnership interests (whether general or limited), limited liability company or membership interests or any other equity interest in such Person, and any other similar interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of Assets of, the issuing Person.

“Interim Period” has the meaning given in Section 4.1(a) of this Agreement.

“IRS” means the Internal Revenue Service or any successor agency.

“Issued Permits” has the meaning given in Section 3.1(l) of this Agreement.

“Knowledge” means the actual knowledge of (i) with respect to Seller, any of the individuals listed on Schedule 1.1 of the Seller Disclosure Schedule or (ii) with respect to Purchaser, any of the individuals listed on Schedule 1.1 of the Purchaser Disclosure Schedule, in each case, after reasonable inquiry within the relevant Party’s organization.

“Lessor” means the Beowawe Lessor or the Dixie Lessor.

“Liability” means any liability, obligation or commitment (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Liens” means any liens, pledges, claims, security interests, easements, rights of way, mortgages, deeds of trust, restrictions on transfer, options, rights of first refusal, defects in title or other encumbrances of any kind.

“Made Available” means, with respect to any document, that such document was available in the VDR (and notification was given to Purchaser and its Representatives that such document is available in the VDR) no later than five (5) Business Days prior to the date of this Agreement and such document was not subsequently modified.

“Material Adverse Effect” means any change, event, occurrence or development that has, or would reasonably be expected to have, a material adverse effect on the business, Assets, Liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, or on the ownership of the Projects or the ability of the Project Companies to operate the Projects, excluding any effect resulting from (a) changes in general industry, financial, banking or securities markets, political or regulatory conditions (including changes in the electric generating, construction, transmission or distribution industry, the wholesale or retail markets for electricity, the general state of the energy industry, including the transmission system, interest rates, or the outbreak, escalation or worsening of hostilities, terrorist activities or war), other than to the extent of any disproportionate impact on the Acquired Companies or the Projects relative to other Persons in the power generation industry generally, (b) any change in Applicable Law or regulatory policies or interpretations (including changes in Applicable Laws affecting owners and providers of electric generation, construction, transmission or distribution) or in GAAP or accounting standards, principles or interpretations, other than to the extent of any disproportionate impact on the Acquired Companies or the Projects relative to other Persons in the power generation industry generally, (c) acts of God, effects of weather or meteorological events, other than to the extent of any disproportionate impact on the Acquired Companies or the Projects relative to other Persons in the power generation industry generally, (d) strikes, work stoppages or other labor disturbances, (e) actions taken or not taken at the request of Purchaser, (f) any matter which is cured (including by the payment of money) by Seller or its Affiliates, (g) announcement of any of the Transaction Documents or the respective transactions contemplated thereby, (h) any failure to meet projections or forecasts in and of itself (it being understood that the changes, events, occurrences or developments giving rise to such failure shall be taken into account in determining whether there has been a Material Adverse Effect if not otherwise excluded by another clause of this definition), or (i) any casualty or condemnation event described in Section 4.7.

Annex I - 7

“Material Contract” means the following Contracts to which any Acquired Company is a party or subject or by which any of their respective Assets are bound: (a) any Contract for the purchase, sale, exchange or delivery of electricity, capacity, transmission services, renewable energy credits or other environmental attributes or ancillary services, (b) any Contract relating to the incurrence of any indebtedness (including the Sale Leaseback Documents), including any such Contract, lease, indenture or security under which any Acquired Company has (i) created, incurred, assumed or guaranteed any indebtedness for borrowed money or obligations under any lease that, in accordance with GAAP, should be capitalized, (ii) created a Lien on any of its Assets, (iii) advanced any amount or provided any credit to any Person in an amount in excess of $500,000 or (iv) a reimbursement obligation in respect of any Support Obligation, (c) any Contract for construction, management, operation, maintenance of a Project, (d) any product warranty or repair Contract by or with a manufacturer or vendor of equipment owned or leased by any Acquired Company with a fair market value of more than $250,000, (e) any Contract providing for the interconnection of a Project to a utility grid, (f) any Contract under which any Acquired Company is obligated to purchase, sell or lease personal property (other than sales of electric energy in the ordinary course of business consistent with past practice) having a value in excess of $250,000, (g) each Contract that grants a right or option to purchase or sell any Asset or that grants a right or option to provide or receive any services, in each case, having a value in excess of $250,000, (h) any other Contract that is expected to require payments by or to an Acquired Company, in the aggregate, of more than $250,000 in any calendar year, (i) any Affiliate Contract, (j) any Contract that restricts or purports to restrict the right of an Acquired Company to engage in any line of business or to compete with any Person or grant any exclusive rights in any market, field or territory, (k) any Contract with a Governmental Authority, (l) any Contract that is a subscription, option, purchase or sale, pledge, security, voting, shareholder or investor rights agreement with respect to, or that establishes the terms of, or that governs voting, transfer, consent, dividend, distribution or other rights or obligations of Persons owning, holding or having an interest in, the Interests of any Acquired Company, (m) any collective bargaining Contract or Contract with labor unions or representatives of employees; (n) any Contract to provide any individual base annual compensation in excess of $100,000 or severance benefits to any officer, director, employee, independent contractor, consultant or other individual; (o) any Contract which provides for the payment, increase or vesting of any benefits or compensation in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby and (p) any other contract that is material to the construction or operation of a Project or an Acquired Company.

“MBR Authority” means authorization by FERC pursuant to Section 205 of the Federal Power Act to sell electric energy, capacity or ancillary services at market-based rates, and granting such regulatory waivers and blanket authorizations as are customarily granted to persons with such authority, including blanket authorization to issue securities and assume Liabilities pursuant to Section 204 of the Federal Power Act.

Annex I - 8

“Membership Interest Assignment Agreement” means the Assignment and Assumption of Membership Interests, substantially in the form of Exhibit E, dated as of the Closing Date, by and between Purchaser and Seller.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Neutral Auditor” means KPMG LLP or, if KPMG LLP is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants, mutually agreed to by Purchaser and Seller.

“NPH” has the meaning given in the Recitals.

“NPH Interests” has the meaning given in the Recitals.

“Operating Acquired Company” means any Beowawe Acquired Company or Dixie Acquired Company.

“Operating Project Company” means the Beowawe Project Company or the Dixie Project Company.

“Order” means any binding order, writ, judgment, injunction, ruling, directive, interpretation, decree, stipulation, determination or award of any Governmental Authority, whether preliminary or final.

“Overlap Period” means any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Party” means Seller and Purchaser.

“Pension Plan” means a defined benefit pension plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code.

“Permits” has the meaning given in Section 3.1(l).

“Permitted Equity Liens” means any pledge of membership interests under the Sale Leaseback Documents and the TGPF Collateral Agreement.

Annex I - 9

“Permitted Liens” means (a) Liens for taxes not yet due and payable or that are being contested in good faith and for which appropriate accruals or reserves have been established in the Financial Statements in accordance with GAAP, (b) carriers’, warehousemens’, mechanics’, materialmens’, repairmens’, employees’, contractors’, operators’ or other similar Liens or charges securing the payment of expenses not yet due and payable that were incurred in the ordinary course of business of any Acquired Company, or which are being contested in good faith by appropriate proceedings and for which appropriate accruals or reserves have been established in the Financial Statements in accordance with GAAP, (c) obligations or duties under Permits or pursuant to Applicable Law, (d) Liens arising out of judgments or awards of any Governmental Authority so long as an appeal or proceeding for review is being prosecuted in good faith and by appropriate proceedings and for which accruals or reserves have been established in the Financial Statements in accordance with GAAP, (e) Liens and encumbrances of record and zoning and other land use restrictions, in all cases, that do not impair the value of a Project or ability of a Project to achieve commercial operations in any material respect, (f) any exceptions specified in the Existing Title Policies, (g) easements, rights-of-way, restrictions, reservations or leases (including oil and gas leases) existing as of the date of Closing, whether or not listed in the Existing Title Policies and which, individually or in the aggregate, do not materially interfere with the operation of a Project in the ordinary course of business, (h) restrictions on transfer of the Acquired Interests under the limited liability company agreements of each Acquired Company, (i) Liens under Material Contracts (other than as a result of a Default thereunder), (j) Liens under Real Property Agreements (other than as a result of a Default thereunder), and (k) Liens arising as a result of reservation of rights or actions taken by Governmental Authorities or other owners in fee simple of any Real Property (other than any Acquired Company).

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Post-Closing Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.2(b)(vi)

“Proposed Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.2(b)(ii).

“Post-Closing Period” means any taxable year or other taxable period beginning after the Closing Date and the portion of any Overlap Period beginning after the Closing Date.

“Pre-Closing Period” means any taxable year or other taxable period ending on or prior to the Closing Date and the portion of any Overlap Period ending on and including the Closing Date.

“Projects” means the Dixie Project and the Beowawe Project.

“Project Company” means the Dixie Project Company, the Beowawe Project Company, or the Coyote Company.

“Project Company Interest” means the Interests in the Beowawe Project Company or the Dixie Project Company.

“Project Site” means the area where the Dixie Project or the Beowawe Project is located, as described on Exhibit F.

“Proposal” has the meaning given in Section 4.11 of this Agreement.

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Purchase Price” has the meaning given in Section 2.3 of this Agreement.

Annex I - 10

“Purchaser” has the meaning given in the Preamble.

“Purchaser Consents” means the Consents listed on Section 3.2(c).

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by Purchaser to Seller on the Effective Date.

“Purchaser Parent” has the meaning given in the Recitals.

“Purchaser Parent Guaranty” means that certain Guaranty provided by Purchaser Parent for the benefit of Seller, dated as of the date hereof, in the form attached hereto as Exhibit B, pursuant to which Purchaser Parent shall guarantee the obligations of Purchaser under this Agreement.

“Purchaser Service Company” means Ormat Nevada Inc., a Delaware corporation.

“Qualifying Facility” means a “qualifying small power production facility” as defined in Section (3)(17)(C) of the Federal Power Act and FERC’s regulations implementing the Public Utility Regulatory Policies Act of 1978, as amended.

“R&W Policy” means a buyer-side representations and warranties insurance policy incepted as of the date of this Agreement.

“Real Property” means any interest in real property held by a Project Company pursuant to the Real Property Agreements.

“Real Property Agreements” has the meaning given in Section 3.1(n)(i).

“Reorganization” has the meaning given in the Recitals.

“Representatives” means, with respect to any Person, the managing member(s), officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

“Sale Leaseback Documents” means the Participation Agreements (M-1, M-2, and M-3) executed on September 15, 2010 by the Dixie Project Company, as Facility Lessee, and each of the parties thereto, and each of the “Operative Documents” (as defined in such Participation Agreements).

“Schedules” means the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the context requires.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning given in the Preamble.

Annex I - 11

“Seller Consents” means the Consents listed on Schedule 3.1(c) that are marked with an asterisk (*).

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser on the Effective Date.

“Seller Marks” has the meaning given in Section 4.9 of this Agreement.

“Seller Parent” has the meaning given in the Recitals.

“Seller Parent Guaranty” means that certain Guaranty provided by Seller Parent for the benefit of Purchaser, dated as of the date hereof, in the form attached hereto as Exhibit A, pursuant to which Seller Parent shall guarantee the obligations of Seller under this Agreement.

“Service Employees” means those personnel of TGOC who are providing or who have provided services relating to the Projects, who are not contemplated to be Facility Employees and who Purchaser and Seller mutually agree shall continue in the same role following Closing as employees of TGOC.

“Subsidiary” of any Person means any other Person of which such first Person (either alone or through or together with any other Subsidiary) owns or Controls, directly or indirectly, at least fifty percent (50%) of the Interests in such other Person having the right to vote or designate management of such other Person.

“Support Obligations” means the credit support obligations provided by Seller or its Affiliates (other than the Acquired Companies, including any guarantees, letters of credit, cash collateral, indemnities, performance or surety bonds, pledges, deposits or other similar commitments, to which the Acquired Companies or a Project is subject, or which have been issued for its or their benefit.

“Support Obligation Termination Documentation” has the meaning given in Section 4.8(b) of this Agreement.

“Surviving Covenants” has the meaning given in Section 7.1 of this Agreement.

“Target Aggregate Net Working Capital Amount” means $2,281,000.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any taxes, customs, duties, charges, fees, levies, penalties or other assessments, fees and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, windfall profit, severance, property, unclaimed property, personal property (tangible and intangible) production, sales, use, leasing or lease, license, excise, duty, franchise, business license, service, utility, royalty, documentary or other taxes, abatements, recapture, credit, capital stock, net worth, employment, occupation, payroll, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, occupational, premium, estimated, alternative or add-on minimum, ad valorem, value added, turnover, transfer, stamp or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount attributable thereto.

Annex I - 12

“Tax Matter” has the meaning given in Section 5.1(f) of this Agreement.

“Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Termination Date” has the meaning given in Section 6.1(a) of this Agreement.

“TGOC” means Terra-Gen Operating Company, LLC, a Delaware limited liability company.

“TGPF Collateral Agreement” means that certain Collateral Agreement among TG Portfolio Finance, LLC, NPH, Beowawe Binary Holdings, certain other Affiliates of Terra-Gen, LLC, and Wells Fargo Bank, NA, as Administrative Agent, dated September 6, 2019.

“Transaction Documents” means this Agreement, the Membership Interest Assignment Agreement, the Affiliate Release, the Purchaser Parent Guaranty, the Seller Parent Guaranty and each of the other documents and certificates required to be executed and/or delivered prior to or on the Closing Date hereunder, individually and collectively.

“Transfer Taxes” has the meaning given in Section 5.1(e) of this Agreement.

“Transferred Employee” has the meaning given in Section 4.5(d) of this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

“VDR” means the virtual data room established on Venue on behalf of Seller and the Acquired Companies in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

OTHER DEFINITIONAL PROVISIONS

All terms in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto, accounting terms not defined herein or in any such certificate or other document, and accounting terms partly defined herein or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP.

Annex I - 13

The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” shall mean “including without limitation”.

The word “or” has the inclusive meaning represented by the phrase “and/or”.

The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

Any references to a Person are also to its permitted successors and assigns.

All Article and Section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to therein and the table of contents of this Agreement are for convenience only and shall not be deemed a part of this Agreement or affect the meaning or interpretation of this Agreement. Unless otherwise specified, all references in this Agreement to numbered Articles and Sections are to Articles and Sections of this Agreement and all references herein to Schedules or Exhibits are to Schedules and Exhibits to this Agreement.

Unless otherwise specified, any references to any Contract (including this Agreement) or Applicable Law shall be deemed to be references to such Contract or Applicable Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Applicable Law, to any successor provisions).

Unless otherwise specified, any reference to any federal, state or local statute or Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Unless otherwise specified, all references contained in this Agreement, in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States dollars.

The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the respective Parties thereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Annex I - 14

Exhibit A

Form of Seller Parent Guaranty

SELLER PARENT GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of May 21, 2021 (the “Effective Date”), is made by Terra-Gen Power Holdings II, LLC, a Delaware limited liability company (“Guarantor”), in favor of Deer Holdings, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

A.

WHEREAS, Purchaser and TG Geothermal Portfolio, LLC, a Delaware limited liability company (“Obligor”) have entered into that certain Agreement for Purchase of Membership Interests dated as of May 21, 2021 (the “Agreement”);

B.	WHEREAS, Obligor is an indirect subsidiary of Guarantor;

C.	WHEREAS, Guarantor will directly and indirectly benefit from the Agreement and the transactions contemplated thereby; and

D.

WHEREAS, Purchaser requires as a condition to entering into the Agreement that Guarantor agrees to guaranty hereunder, for the benefit of Purchaser and its successors and assigns, the full and timely payment of the Guaranteed Obligations (as hereinafter defined);

NOW THEREFORE, in consideration of the foregoing premises and as an inducement for Purchaser’s execution, delivery and performance of the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees for the benefit of Purchaser as follows:

1.	GUARANTY.

(a)

Subject to the terms and provisions hereof, from and after the Effective Date through the Termination Date, Guarantor hereby absolutely, unconditionally and irrevocably guarantees the timely and complete payment, when due, without duplication, of Obligor’s obligation to pay to Purchaser the absolute value of the Post-Closing Aggregate Net Working Capital Adjustment Amount pursuant to Section 2.2(b)(vi) of the Agreement (the “Guaranteed Obligations”). This Guaranty shall constitute a continuing guarantee of payment of the Guaranteed Obligations, but not of collection.

(b)

Guarantor is liable for the timely and complete payment of the Guaranteed Obligations, as set forth in this Guaranty, as a primary obligor. Without waiving any of Guarantor’s rights hereunder, this Guaranty is effective as a waiver of, and Guarantor hereby expressly waives, any and all defenses and other rights to which Guarantor may otherwise have been entitled under any applicable suretyship laws in effect from time to time.

(c)

No exculpatory language contained in any of the other Transaction Documents shall in any event or under any circumstances modify, qualify or affect the obligations and liabilities of Guarantor hereunder, except to the extent expressly set forth herein. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to the Guaranteed Obligations arising or created after any attempted revocation by Guarantor. It is the intent of Guarantor and Purchaser that, subject to the terms of this Guaranty, including Section 2, (i) the obligations and liabilities of Guarantor hereunder are absolute and unconditional under any and all circumstances and (ii) so long as any portion of the Guaranteed Obligations shall be outstanding, the obligations and liabilities of Guarantor hereunder shall not be discharged or released in whole or in part, by any act or occurrence (including the fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced) that might, but for the provisions of this Guaranty, be deemed a legal or equitable discharge or release of Guarantor.

(d)

Except as provided in Section 2(b) or to the extent of any set-off, offset, claim or defense expressly provided for in this Guaranty, the Guaranteed Obligations and the liabilities and obligations of Guarantor to Purchaser hereunder shall not be reduced, discharged or released because or by reason of any existing or future set-off, offset, claim or defense of any kind or nature that any of Obligor, Guarantor or any other Person has or may hereafter have against Purchaser or against payment of the Guaranteed Obligations.

(e)

The obligations of Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate Action or Actions may be brought and prosecuted against Guarantor to enforce this Guaranty, irrespective of whether any Action is brought against Obligor or whether Obligor is joined in any such Action or Actions.

2.

LIMITATIONS. Notwithstanding the foregoing or anything else in this Guaranty to the contrary, the obligations and liabilities of Guarantor under this Guaranty shall be subject to the following limitations:

(a)

The maximum aggregate monetary liability of Guarantor under this Guaranty, and the maximum monetary recovery from Guarantor under this Guaranty shall in no event exceed the aggregate amount of payments owing by Obligor with respect to the Guaranteed Obligations, plus any out of pocket costs of collection and enforcement of this Guaranty (including attorney’s fees) to the extent reasonably and actually incurred by Purchaser in enforcing Guarantor’s obligations hereunder if it is ultimately determined that the Guarantor is liable for the Guaranteed Obligations.

(b)

The obligation and liability of Guarantor under this Guaranty is specifically limited to payments in respect of the Guaranteed Obligations required to be made by Obligor under the Agreement, subject to any and all rights, set-offs, offsets, claims, counterclaims, limitations, qualifications and other defenses, solely to the extent that each of the foregoing are available to Obligor under the Agreement, other than those described in Section 8 (collectively, the “Waived Defenses”).

(c)

To the extent Obligor is relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof (including, without limitation, by any payment hereunder) or pursuant to any express written agreement with Obligor, Guarantor shall be similarly relieved, to such extent, of its obligations under this Guaranty.

(d)

Guarantor has no obligation or liability to any Person relating to, arising out of or in connection with this Guaranty or the Agreement or any other Transaction Documents, other than as expressly set forth herein.

(e)	This Guaranty may not be enforced without first giving full effect to the limitations contained herein.

3.	DEMANDS AND PAYMENT.

(a)         If Obligor fails to completely and promptly pay or perform any Guaranteed Obligation to Purchaser when such Guaranteed Obligation is finally determined to be due and owing under the Agreement (an “Overdue Obligation”), Guarantor shall, promptly (and in any event within two (2) Business Days) upon demand by Purchaser (a “Payment Demand”) and without any other notice whatsoever, pay the amount due thereon to Purchaser or, as applicable, perform such Overdue Obligation(s). Amounts not paid when due hereunder shall accrue interest in accordance with Section 13(j) hereof.

(b)

Guarantor’s obligation hereunder to pay or perform any particular Overdue Obligation(s) to Purchaser is conditioned upon Guarantor’s receipt of a Payment Demand from Purchaser satisfying the following requirements: (i) such Payment Demand must be delivered to Guarantor in accordance with Section 12 below; and (ii) the specific Overdue Obligation(s) or any portion thereof addressed by such Payment Demand must remain due and unpaid at the time of such delivery to Guarantor.

(c)

So long as Purchaser has validly made a Payment Demand in accordance with the requirements specified in Section 3(b), it shall not be necessary for Purchaser, in order to enforce such payment or performance by Guarantor specified in such Payment Demand (and Guarantor hereby waives any rights that Guarantor may have to require Purchaser), to separately take any action, obtain any judgment or file any claim prior to enforcing this Guaranty, including to institute suit or pursue or exhaust any rights or remedies against Obligor or others liable for such payment or for such performance, or to join Obligor for the payment or performance of the Guaranteed Obligations or any part thereof in any Action to enforce this Guaranty, or to resort to any other means of obtaining payment or performance of the Guaranteed Obligations. Subject to Purchaser’s obligations in the Agreement, Purchaser shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations hereunder.

(d)

Suit may be brought or demand may be made against Obligor or Guarantor, separately or together, without impairing the rights of Purchaser against any party hereto. Any time that Purchaser is entitled to exercise its rights or remedies hereunder, it may in its discretion elect to demand payment or payment in lieu of performance, all to the extent of its right to so elect under the terms of the Agreement. Subject to Section 10 hereof, if Purchaser makes a Payment Demand hereunder, such election shall not affect Purchaser’s right to demand payment thereafter under, and in accordance with the terms of, the Agreement, until all of the Guaranteed Obligations have been paid and performed in full.

(e)

After validly issuing a Payment Demand in accordance with the requirements specified in Section 3(b), Purchaser shall not be required to issue any further notices or make any further demands with respect to the Overdue Obligation(s) specified in that Payment Demand.

4.	REPRESENTATIONS AND WARRANTIES. Guarantor hereby represents and warrants that:

(a)

it is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has the limited liability company power and authority to execute, deliver and carry out the terms and provisions of this Guaranty;

(b)

no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty;

(c)

this Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes a valid and legally binding agreement of Guarantor, enforceable against Guarantor in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(d)

Guarantor has not entered into this Guaranty with the actual intent to hinder, delay or defraud any creditor. Guarantor received reasonably equivalent value in exchange for the Guaranteed Obligations. Guarantor is not presently insolvent, and the execution and delivery of this Guaranty will not render Guarantor insolvent;

(e)

the execution and delivery of this Guaranty and the performance of the obligations hereunder do not and will not (i) conflict with or violate any existing Applicable Laws affecting Guarantor or any of its assets or property, (ii) conflict with, result in a breach of, or constitute a default (including any circumstance or event that would be a default but for the lack of due notice or lapse of time or both) under (A) any of the terms, conditions or provisions of any of Guarantor’s organizational documents or (B) any material agreement or instrument to which Guarantor is a party, or by which Guarantor or its assets or property are bound which would reasonably be expected to materially and adversely affect the performance of Guarantor’s obligations and duties under this Guaranty or (iii) result in the creation or imposition of any Lien on any of Guarantor’s assets or property which would reasonably be expected to materially and adversely affect the performance of Guarantor’s obligations and duties under this Guaranty;

(f)

there is no action, suit, proceeding, arbitration or investigation pending or, to the best of Guarantor’s knowledge, threatened against Guarantor in any court or by or before any other Governmental Authority, in each case, which would reasonably be expected to materially and adversely affect the performance of Guarantor’s obligations and duties under this Guaranty;

(g)

Guarantor is not in default or violation of any regulation, order, writ, injunction, decree or demand of any Governmental Authority, the violation or default of which would reasonably be expected to materially and adversely affect the condition (financial or otherwise) of Guarantor or would reasonably be expected to materially and adversely affect its performance hereunder;

(h)

except as provided herein, this Guaranty and the obligations of Guarantor hereunder are not subject to, and Guarantor has not asserted, any right of rescission, offset, counterclaim, cross-claim, recoupment or affirmative or other defense of any kind and neither the operation of any of the terms of this Guaranty nor the exercise of any right hereunder will render this Guaranty unenforceable in whole or in part;

(i)

Guarantor is contemplating neither the filing of a petition under any state or federal bankruptcy or insolvency laws nor the liquidation of its assets or property and Guarantor does not have any knowledge (after due and diligent inquiry) of any Person contemplating the filing of any such petition against it; and

(j)	all representations and warranties made by Guarantor herein are made as of the date hereof but shall survive the execution hereof.

5.         SUBROGATION. Guarantor shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Guaranty, until the Guaranteed Obligations have been paid or performed in full. If any amount is paid to Guarantor on account of subordination rights under this Guaranty at any time when the Guaranteed Obligations have not been paid in full, the amount shall be held in trust by Guarantor for the benefit of Purchaser and shall be promptly, but in any event within two (2) Business Days, paid to Purchaser to be credited and applied to the Guaranteed Obligations, whether matured or unmatured or absolute or contingent. If Guarantor shall make, or cause to be made, payment to Purchaser of all or any part of the Guaranteed Obligations, upon satisfaction in full of the Guaranteed Obligations, Purchaser will, at Guarantor’s reasonable request, execute and deliver to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment by Guarantor; provided that any rights of Guarantor pursuant to this Section 5 shall be subordinate to all obligations of Obligor to Purchaser under the Agreement.

6.         AMENDMENT OF GUARANTY. No term or provision of this Guaranty shall be amended, modified, altered, waived or supplemented except in a writing signed by Guarantor and Purchaser.

7.         WAIVERS AND CONSENTS. Subject to and in accordance with the terms and provisions of this Guaranty:

(a)

Guarantor hereby waives (i) notice of acceptance of this Guaranty; (ii) presentment and demand concerning the liabilities of Guarantor; and (iii) any right to require that any Action be brought against Obligor or any other Person, or to require that Purchaser seek enforcement of any performance against Obligor or any other Person, prior to any Action against Guarantor under the terms hereof.

(b)

Without notice to or the consent of Guarantor, and without impairing or releasing Guarantor’s obligations under this Guaranty, Purchaser may: (i) change the manner, place or terms for payment or performance of all or any of the Guaranteed Obligations (including renewals, extensions or other alterations of the Guaranteed Obligations); (ii) release Obligor or any Person (other than Guarantor) from liability for payment of all or any of the Guaranteed Obligations; or (iii) receive, substitute, surrender, exchange or release any collateral or other security for any or all of the Guaranteed Obligations.

8.         NO EFFECT ON GUARANTY. Subject to the terms of this Guaranty, (x) Guarantor shall remain liable for the Guaranteed Obligations, or any part thereof, for any reason (and regardless of any joinder of Obligor or any other party in any Action to obtain payment or performance of any or all of the Guaranteed Obligations) described in this Section 8, (y) the obligations of Guarantor under this Guaranty shall not be altered, limited, impaired or otherwise affected by, nor shall Guarantor be exonerated, discharged or released (by virtue of any law, rule, arrangement or relationship) by, any one or more of the following events, actions, facts, or circumstances described in this Section 8, and (z) the liability of Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and Guarantor waives, any common law, equitable, statutory or other similar extra-contractual rights (including rights to notice) or defenses that Guarantor might now or hereafter have as a result of or in connection with any or all of the following:

(a)

the taking or accepting of any other security or guaranty for, or right of recourse with respect to, any or all of the Guaranteed Obligations, to the extent such taking or acceptance does not discharge the Guaranteed Obligations;

(b)

whether express or by operation of any statute, regulation or rule of law, or otherwise, any limitation, discharge, cessation or partial release of the liability of Guarantor hereunder, other than as expressly provided herein;

(c)

without limiting any right of Guarantor to assert set-offs, offsets, claims, counterclaims, limitations, qualifications and other defenses, solely to the extent each of the foregoing are available to Obligor, with respect to the Guaranteed Obligations, either with or without notice to or consent of Guarantor, any valid renewal, extension, modification, supplement, subordination or rearrangement of the terms of any or all of the Guaranteed Obligations (other than this Guaranty), including, without limitation, material alterations of the terms of payment or performance or any other terms thereof;

(d)

any neglect, lack of diligence, delay, omission, failure, or refusal of Purchaser to take or prosecute (or in taking or prosecuting) any action for the collection or enforcement of any of the Guaranteed Obligations;

(e)	if for any reason Purchaser is required to refund any payment by Obligor or pay the amount thereof, in each case, to a Person other than Obligor or Guarantor;

(f)

the existence of any claim, set-off, or other right that Guarantor may at any time have against Purchaser, Obligor, or any other person, in each case, if arising outside of the Agreement or this Guaranty;

(g)

any lack of validity or enforceability of all or any part of the Agreement or the lack of validity or enforceability of all or any part of the Guaranteed Obligations in accordance with the terms of the Agreement against Obligor for any reason whatsoever, including (i) the officers or persons creating the Guaranteed Obligations acted in excess of their authority or because of a lack of validity or enforceability or of defect or deficiency in the Agreement, other Transaction Document or any other document or agreement executed in connection with the creating of the Guaranteed Obligations, or any part thereof, (ii) the act of creating the Guaranteed Obligations, or any part thereof, is ultra vires, (iii) the Obligor’s obligations cease to exist by operation of law or (iv) any of the Transaction Documents or any other document or agreement executed in connection with the Guaranteed Obligations, or any part thereof, has been forged or otherwise are irregular or not genuine or authentic, in each case with respect to clause (iv) solely as a result of the action of Obligor or its Affiliates;

(h)

any change, whether direct or indirect, in Guarantor’s relationship to Obligor, including any such change by reason of restructuring or termination of the corporate structure or existence of Obligor or any of its subsidiaries, any merger or consolidation or any sale, transfer, issuance, spin-off, distribution or other disposition of any stock, equity interest or other security of Obligor, Guarantor or any other entity;

(i)

any proceeding, voluntary or involuntary, involving bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Obligor or any defense which Obligor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding;

(j)

any other act or omission that may or might in any manner or to any extent vary the risk of Guarantor or that may or might otherwise operate as a discharge of Guarantor as a matter of law or equity, other than (i) the payment in full of all the Guaranteed Obligations or (ii) as expressly set forth this Guaranty; and

(k)

any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor generally, it being the unambiguous and unequivocal intention of Guarantor and Purchaser that the liability of Guarantor hereunder shall be direct and immediate in accordance with the terms hereof and that Guarantor shall be obligated to pay the Guaranteed Obligations when due hereunder.

9.         REINSTATEMENT. In the event any payment by Obligor or any other person to Purchaser is rescinded or otherwise held to constitute a preference, fraudulent transfer or other voidable payment under any bankruptcy, insolvency or similar law, or if for any other reason Purchaser is required to refund such payment or pay the amount thereof to any other party, such payment by Obligor or any other party to Purchaser shall not constitute a release of Guarantor from any liability hereunder, and this Guaranty shall continue to be effective or shall be reinstated (notwithstanding any prior release, surrender or discharge by Purchaser of this Guaranty or of Guarantor), as the case may be, with respect to, and this Guaranty shall apply to, any and all amounts so refunded by Purchaser or paid by Purchaser to another person (which amounts shall constitute part of the Guaranteed Obligations), and any interest paid by Purchaser and any attorneys’ fees, costs and expenses paid or incurred by Purchaser in connection with any such event. It is the intent of Guarantor and Purchaser that the obligations and liabilities hereunder are, subject to the terms of this Guaranty, absolute and unconditional under any and all circumstances and that until the Guaranteed Obligations are fully and finally paid and performed or this Guaranty terminates in accordance with its terms, the obligations and liabilities of Guarantor hereunder shall not be discharged or released, in whole or in part, by any act or occurrence that might, but for the provisions of this Guaranty, be deemed a legal or equitable discharge or release of Guarantor.

10.         NO DUPLICATION. Notwithstanding any other provision of this Guaranty, in no event shall (a) Purchaser be entitled to recover any amounts hereunder with respect to any Guaranteed Obligation to the extent Purchaser or its Affiliates has recovered such amounts under the Agreement or any Transaction Document or (b) there be any duplication of payments or recovery by Purchaser or its Affiliates under different provisions of this Guaranty, or under any provision of this Guaranty and any provision of the Agreement or any Transaction Document.

11.         TERMINATION. This Guaranty and Guarantor’s obligations hereunder will terminate automatically and immediately upon the earlier to occur of: (i) the satisfaction of all Guaranteed Obligations in full if the Post-Closing Aggregate Net Working Capital Adjustment Amount is less than the Estimated Aggregate Net Working Capital Adjustment Amount; and (ii) the date the Final Aggregate Net Working Capital Amount is finally determined if the Post-Closing Aggregate Net Working Capital Adjustment Amount is greater than the Estimated Aggregate Net Working Capital Adjustment Amount; provided that notwithstanding the foregoing, in the event that Purchaser, any of its Affiliates or any of their respective Representatives asserts, in oral argument before any Governmental Authority or in writing, in any Action that any of the provisions of Section 2 hereof are illegal, invalid or unenforceable in whole or in part, then this Guaranty shall immediately terminate and the obligations and liability of Guarantor under this Guaranty shall terminate and be of no further force and effect. The date that this Guaranty terminates is referred to herein as the “Termination Date.” Upon any termination of this Guaranty, and from and after the Termination Date, Guarantor shall have no further obligation or liability under this Guaranty or in respect of any Guaranteed Obligations, provided that notwithstanding any termination of this Guaranty, (x) any defenses or limitations on liability available to Guarantor (but not, for the avoidance of doubt, any obligation or liability of Guarantor) under the terms of this Guaranty shall survive any termination of this Guaranty and the Termination Date and (y) if this Guaranty is terminated other than pursuant to the proviso in the first sentence of this Section 11, the rights of Purchaser under this Guaranty shall remain in full force and effect with regard to (but solely to the extent of) any claim made hereunder prior to such Termination Date until the final resolution of such claim and Guarantor’s performance of any obligations hereunder with regard thereto.

12.         NOTICE. Any Payment Demand, notice, request, instruction, correspondence or other document to be given hereunder (herein collectively called “Notice”) by Purchaser to Guarantor, or by Guarantor to Purchaser, as applicable, shall be in writing and may be delivered either by (a) U.S. certified mail with postage prepaid and return receipt requested, or (b) recognized nationwide courier service with delivery receipt requested, in either case to be delivered to the following address (or to such other U.S. address as may be specified via Notice provided by Guarantor or Purchaser, as applicable, to the other in accordance with the requirements of this Section 12):

TO GUARANTOR:	TO PURCHASER:
c/o Terra-Gen, LLC 437 Madison Avenue, Suite 22-A New York, New York 10022 Attention: Chief Financial Officer	c/o Ormat Technologies, Inc. 6140 Plumas Street Reno, Nevada 89519 Attention: Legal Department
with a copy to: Reed Smith LLP 506 Carnegie Center Princeton, New Jersey 08540 Attention: Henry R. King	with a copy to: Norton Rose Fulbright US LLP 799 9th Street NW, Suite 1000 Washington, DC 20001 Attention: Noam Ayali

Any Notice given in accordance with this Section 12 will (a) if delivered or refused to be accepted for delivery during the recipient’s normal business hours on any given Business Day, be deemed received by the designated recipient on such date, and (b) if not delivered during the recipient’s normal business hours on any given Business Day, be deemed received by the designated recipient at the start of the recipient’s normal business hours on the next Business Day after such delivery or refusal to accept delivery .

13.	MISCELLANEOUS.

(a)	Capitalized terms used but not defined in this Guaranty shall have the meanings given to such terms in the Agreement.

(b)

This Guaranty shall be binding upon Guarantor and its successors and permitted assigns and inure to the benefit of and be enforceable by Purchaser and its successors and permitted assigns. Guarantor may not assign this Guaranty in part or in whole without the prior written consent of Purchaser. Purchaser may not assign its rights or benefits under this Guaranty in part or in whole without the prior written consent of Guarantor. Notwithstanding the foregoing or anything that may be expressed or implied in this Guaranty, Purchaser, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that: (i) notwithstanding the fact that Guarantor may be a partnership or a limited liability company, no Person other than Guarantor shall have any obligation or liability hereunder, and that it has no rights of recovery in respect hereof against, no recourse in respect hereof shall be had against, and no personal liability in respect hereof shall attach to, any former, current or future Affiliate, general or limited partner, member, equity-holder, Representative, director, officer, agent, manager, assignee or employee of Guarantor or of Obligor or of any Affiliate thereof (other than Guarantor), or any of their respective successors or permitted assignees (excluding Obligor and Guarantor and any of the successors and assignees of Obligor and Guarantor, collectively, “Guarantor Affiliates”), whether by or through attempted piercing of the “corporate veil,” by or through a claim (whether in tort, contract or otherwise) by or on behalf of Obligor against any Guarantor Affiliate, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, or otherwise; (ii) the only rights of recovery that Purchaser has against any Guarantor Affiliate in respect of the Transaction Documents or the transactions contemplated thereby are against (x) any Guarantor Affiliate, to the extent any such Guarantor Affiliate is a named party duly executing and delivering a Transaction Document and then only under and to the extent expressly provided in such Transaction Document, (y) Obligor, under and to the extent expressly provided in the Transaction Documents (other than this Guaranty), or (z) Guarantor, under and to the extent expressly provided in this Guaranty; (iii) Purchaser shall not, directly or indirectly, institute, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly institute, any proceeding or bring any claim (whether in tort, contract or otherwise) in connection with the Guaranteed Obligations, this Guaranty, the Agreement or any other Transaction Documents (or any of the respective transactions contemplated by any of the foregoing) against Guarantor, Obligor or any Guarantor Affiliate other than as contemplated in clause (ii) and (iv) nothing set forth in this Guaranty shall affect or be construed to affect or be construed to confer or give any Person (including any Person acting in a representative capacity) any rights or remedies against any Person other than Guarantor as expressly set forth herein.

(c)	This Guaranty constitutes the entire agreement and understanding between Guarantor and Purchaser and supersedes all prior agreements and understandings with respect to the subject matter hereof.

(d)

The headings in this Guaranty are for purposes of reference only, and shall not affect the meaning hereof. Words importing the singular number hereunder shall include the plural number and vice versa, and any pronouns used herein shall be deemed to cover all genders.

(e)

Wherever possible, any provision in this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)

THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES OR PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT HAND DELIVERED OR SENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OF THE AFOREMENTIONED COURTS AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(g)	Guarantor acknowledges that it has been advised by its counsel with respect to the Agreement and the transactions evidenced hereunder.

(h)	Time is of the essence in this Guaranty with respect to all of Guarantor’s obligations hereunder.

(i)

Guarantor, at Guarantor’s expense, agrees to take all such further actions and execute, acknowledge and deliver, upon Purchaser’s request, all such further documents that are necessary or useful in carrying out the purposes of this Guaranty.

(j)

Guarantor agrees to pay interest on any expenses or other sums due to Purchaser under this Guaranty that are not paid when due hereunder, at a rate per annum equal to the prime rate as stated in The Wall Street Journal plus two percent (2%). All sums payable under this Guaranty shall be paid in immediately available funds in United States dollars.

(k)

No failure on the part of Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(l)

This Guaranty and any documents or information delivered hereunder shall be treated as confidential and are being provided to Purchaser solely in connection with the Agreement. This Guaranty and any such documents or information may not be disclosed to any Person or used, circulated, quoted or otherwise referred to in any document (other than the Agreement and the Transaction Documents), except with the written consent of Guarantor; provided that Purchaser may disclose this Guaranty (i) to its officers, directors, advisors and other authorized Representatives, (ii) to the extent required by Applicable Laws or (iii) to the extent reasonably necessary to enforce this Guaranty.

(m)

This Guaranty may be executed and delivered (including by facsimile or electronically mailed .pdf transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties hereto need not sign the same counterpart. Signatures of the parties hereto transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

*                  *                  *

IN WITNESS WHEREOF, each of the parties hereto have caused this Guaranty to be executed and delivered on its behalf as of the date first written above.

TERRA-GEN POWER HOLDINGS II, LLC

By:
Name:
Title:

DEER HOLDINGS, LLC

By:
Name:
Title:

Exhibit B

Form of Purchaser Parent Guaranty

PURCHASER PARENT GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of May 21 2021 (the “Effective Date”), is made by Ormat Technologies, Inc., a Delaware corporation (“Guarantor”), in favor of TG Geothermal Portfolio, LLC, a Delaware limited liability company (“Seller”).

RECITALS:

A.

WHEREAS, Seller and Deer Holdings, LLC, a Delaware limited liability company (“Obligor”), have entered into that certain Agreement for Purchase of Membership Interests dated as of May 21, 2021 (the “Agreement”);

B.	WHEREAS, Obligor is an indirect subsidiary of Guarantor;

C.	WHEREAS, Guarantor will directly and indirectly benefit from the Agreement and the transactions contemplated thereby; and

D.

WHEREAS, Seller requires as a condition to entering into the Agreement that Guarantor agrees to guaranty hereunder, for the benefit of Seller and its successors and assigns, the full and timely payment of the Guaranteed Obligations (as hereinafter defined);

NOW THEREFORE, in consideration of the foregoing premises and as an inducement for Seller’s execution, delivery and performance of the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees for the benefit of Seller as follows:

1.	GUARANTY.

(a)

Subject to the terms and provisions hereof, from and after the Effective Date through the Termination Date, Guarantor hereby absolutely, unconditionally and irrevocably guarantees the timely and complete payment and performance, when due, without duplication, of all obligations owing by Obligor to Seller pursuant to the Agreement (the “Guaranteed Obligations”). This Guaranty shall constitute a continuing guarantee of payment and performance of the Guaranteed Obligations, but not of collection.

(b)

Guarantor is liable for the timely and complete (i) payment and (ii) performance of the Guaranteed Obligations, as set forth in this Guaranty, as a primary obligor. Without waiving any of Guarantor’s rights hereunder, this Guaranty is effective as a waiver of, and Guarantor hereby expressly waives, any and all defenses and other rights to which Guarantor may otherwise have been entitled under any applicable suretyship laws.

(c)

No exculpatory language contained in any of the other Transaction Documents shall in any event or under any circumstances modify, qualify or affect the obligations and liabilities of Guarantor hereunder, except to the extent expressly set forth herein. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to the Guaranteed Obligations arising or created after any attempted revocation by Guarantor. It is the intent of Guarantor and Seller that, subject to the terms of this Guaranty, including Section 2, (i) the obligations and liabilities of Guarantor hereunder are absolute and unconditional under any and all circumstances and (ii) so long as any portion of the Guaranteed Obligations shall be outstanding, the obligations and liabilities of Guarantor hereunder shall not be discharged or released in whole or in part, by any act or occurrence (including the fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced) that might, but for the provisions of this Guaranty, be deemed a legal or equitable discharge or release of Guarantor.

(d)

Except as provided in Section 2(b) or to the extent of any set-off, offset, claim or defense expressly provided for in this Guaranty, the Guaranteed Obligations and the liabilities and obligations of Guarantor to Seller hereunder shall not be reduced, discharged or released because or by reason of any existing or future set-off, offset, claim or defense of any kind or nature that any of Obligor, Guarantor or any other Person has or may hereafter have against Seller or against payment of the Guaranteed Obligations.

(e)

The obligations of Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate Action or Actions may be brought and prosecuted against Guarantor to enforce this Guaranty, irrespective of whether any Action is brought against Obligor or whether Obligor is joined in any such Action or Actions.

2.

LIMITATIONS. Notwithstanding the foregoing or anything else in this Guaranty to the contrary, the obligations and liabilities of Guarantor under this Guaranty shall be subject to the following limitations:

(a)

The maximum aggregate monetary liability of Guarantor under this Guaranty, and the maximum monetary recovery from Guarantor under this Guaranty shall in no event exceed the aggregate amount of payments owing by Obligor with respect to the Guaranteed Obligations, plus any out of pocket costs of collection and enforcement of this Guaranty (including attorney’s fees) to the extent reasonably and actually incurred by Seller in enforcing Guarantor’s obligations hereunder if it is ultimately determined that the Guarantor is liable for the Guaranteed Obligations.

(b)

The obligation and liability of Guarantor under this Guaranty is specifically limited to payments in respect of the Guaranteed Obligations required to be made by Obligor under the Agreement, subject to any and all rights, set-offs, offsets, claims, counterclaims, limitations, qualifications and other defenses, solely to the extent that each of the foregoing are available to Obligor under the Agreement, other than those described in Section 8 (collectively, the “Waived Defenses”).

(c)

To the extent Obligor is relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof (including, without limitation, by any payment hereunder) or pursuant to any express written agreement with Obligor, Guarantor shall be similarly relieved, to such extent, of its obligations under this Guaranty.

(d)

Guarantor has no obligation or liability to any Person relating to, arising out of or in connection with this Guaranty or the Agreement or any other Transaction Documents, other than as expressly set forth herein.

(e)	This Guaranty may not be enforced without first giving full effect to the limitations contained herein.

3.	DEMANDS AND PAYMENT.

(a)

If Obligor fails to completely and promptly pay or perform any Guaranteed Obligation to Seller when such Guaranteed Obligation is finally determined to be due and owing under the Agreement (an “Overdue Obligation”), Guarantor shall, promptly (and in any event within two (2) Business Days) upon demand by Seller (a “Payment Demand”) and without any other notice whatsoever, pay the amount due thereon to Seller or, as applicable, perform such Overdue Obligation(s). Amounts not paid when due hereunder shall accrue interest in accordance with Section 13(j) hereof.

(b)

Guarantor’s obligation hereunder to pay or perform any particular Overdue Obligation(s) to Seller is conditioned upon Guarantor’s receipt of a Payment Demand from Seller satisfying the following requirements: (i) such Payment Demand must be delivered to Guarantor in accordance with Section 12 below; and (ii) the specific Overdue Obligation(s) or any portion thereof addressed by such Payment Demand must remain due and unpaid at the time of such delivery to Guarantor.

(c)

So long as Seller has validly made a Payment Demand in accordance with the requirements specified in Section 3(b), it shall not be necessary for Seller, in order to enforce such payment or performance by Guarantor specified in such Payment Demand (and Guarantor hereby waives any rights that Guarantor may have to require Seller), to separately take any action, obtain any judgment or file any claim prior to enforcing this Guaranty, including to institute suit or pursue or exhaust any rights or remedies against Obligor or others liable for such payment or for such performance, or to join Obligor for the payment or performance of the Guaranteed Obligations or any part thereof in any Action to enforce this Guaranty, or to resort to any other means of obtaining payment or performance of the Guaranteed Obligations. Subject to Seller’s obligations in the Agreement, Seller shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations hereunder.

(d)

Suit may be brought or demand may be made against Obligor or Guarantor, separately or together, without impairing the rights of Seller against any party hereto. Any time that Seller is entitled to exercise its rights or remedies hereunder, it may in its discretion elect to demand payment or payment in lieu of performance, all to the extent of its right to so elect under the terms of the Agreement. Subject to Section 10 hereof, if Seller makes a Payment Demand hereunder, such election shall not affect Seller’s right to demand payment thereafter under, and in accordance with the terms of, the Agreement, until all of the Guaranteed Obligations have been paid and performed in full.

(e)

After validly issuing a Payment Demand in accordance with the requirements specified in Section 3(b), Seller shall not be required to issue any further notices or make any further demands with respect to the Overdue Obligation(s) specified in that Payment Demand.

4.	REPRESENTATIONS AND WARRANTIES. Guarantor hereby represents and warrants that:

(a)

it is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Guaranty;

(b)

no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty;

(c)

this Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes a valid and legally binding agreement of Guarantor, enforceable against Guarantor in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(d)

Guarantor has not entered into this Guaranty with the actual intent to hinder, delay or defraud any creditor. Guarantor received reasonably equivalent value in exchange for the Guaranteed Obligations. Guarantor is not presently insolvent, and the execution and delivery of this Guaranty will not render Guarantor insolvent;

(e)

the execution and delivery of this Guaranty and the performance of the obligations hereunder do not and will not (i) conflict with or violate any existing Applicable Laws affecting Guarantor or any of its assets or property, (ii) conflict with, result in a breach of, or constitute a default (including any circumstance or event that would be a default but for the lack of due notice or lapse of time or both) under (A) any of the terms, conditions or provisions of any of Guarantor’s organizational documents or (B) any material agreement or instrument to which Guarantor is a party, or by which Guarantor or its assets or property are bound which would reasonably be expected to materially and adversely affect the performance of Guarantor’s obligations and duties under this Guaranty or (iii) result in the creation or imposition of any Lien on any of Guarantor’s assets or property which would reasonably be expected to materially and adversely affect the performance of Guarantor’s obligations and duties under this Guaranty;

(f)

there is no action, suit, proceeding, arbitration or investigation pending or, to the best of Guarantor’s knowledge, threatened against Guarantor in any court or by or before any other Governmental Authority, in each case, which would reasonably be expected to materially and adversely affect the performance of Guarantor’s obligations and duties under this Guaranty;

(g)

Guarantor is not in default or violation of any regulation, order, writ, injunction, decree or demand of any Governmental Authority, the violation or default of which would reasonably be expected to materially and adversely affect the condition (financial or otherwise) of Guarantor or would reasonably be expected to materially and adversely affect its performance hereunder;

(h)

except as provided herein, this Guaranty and the obligations of Guarantor hereunder are not subject to, and Guarantor has not asserted, any right of rescission, offset, counterclaim, cross-claim, recoupment or affirmative or other defense of any kind and neither the operation of any of the terms of this Guaranty nor the exercise of any right hereunder will render this Guaranty unenforceable in whole or in part;

(i)

Guarantor is contemplating neither the filing of a petition under any state or federal bankruptcy or insolvency laws nor the liquidation of its assets or property and Guarantor does not have any knowledge (after due and diligent inquiry) of any Person contemplating the filing of any such petition against it; and

(j)	all representations and warranties made by Guarantor herein are made as of the date hereof but shall survive the execution hereof.

5.         SUBROGATION. Guarantor shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Guaranty, until the Guaranteed Obligations have been paid or performed in full. If any amount is paid to Guarantor on account of subordination rights under this Guaranty at any time when the Guaranteed Obligations have not been paid in full, the amount shall be held in trust by Guarantor for the benefit of Seller and shall be promptly, but in any event within two (2) Business Days, paid to Seller to be credited and applied to the Guaranteed Obligations, whether matured or unmatured or absolute or contingent. If Guarantor shall make, or cause to be made, payment to Seller of all or any part of the Guaranteed Obligations, upon satisfaction in full of the Guaranteed Obligations, Seller will, at Guarantor’s reasonable request, execute and deliver to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment by Guarantor; provided that any rights of Guarantor pursuant to this Section 5 shall be subordinate to all obligations of Obligor to Seller under the Agreement.

6.         AMENDMENT OF GUARANTY. No term or provision of this Guaranty shall be amended, modified, altered, waived or supplemented except in a writing signed by Guarantor and Seller.

7.         WAIVERS AND CONSENTS. Subject to and in accordance with the terms and provisions of this Guaranty:

(a)

Guarantor hereby waives (i) notice of acceptance of this Guaranty; (ii) presentment and demand concerning the liabilities of Guarantor; and (iii) any right to require that any Action be brought against Obligor or any other Person, or to require that Seller seek enforcement of any performance against Obligor or any other Person, prior to any action against Guarantor under the terms hereof.

(b)

Without notice to or the consent of Guarantor, and without impairing or releasing Guarantor’s obligations under this Guaranty, Seller may: (i) change the manner, place or terms for payment or performance of all or any of the Guaranteed Obligations (including renewals, extensions or other alterations of the Guaranteed Obligations); (ii) release Obligor or any Person (other than Guarantor) from liability for payment of all or any of the Guaranteed Obligations; or (iii) receive, substitute, surrender, exchange or release any collateral or other security for any or all of the Guaranteed Obligations.

8.         NO EFFECT ON GUARANTY. Subject to the terms of this Guaranty, (x) Guarantor shall remain liable for the Guaranteed Obligations, or any part thereof, for any reason (and regardless of any joinder of Obligor or any other party in any Action to obtain payment or performance of any or all of the Guaranteed Obligations) described in this Section 8, (y) the obligations of Guarantor under this Guaranty shall not be altered, limited, impaired or otherwise affected by, nor shall Guarantor be exonerated, discharged or released (by virtue of any law, rule, arrangement or relationship) by, any one or more of the following events, actions, facts, or circumstances described in this Section 8, and (z) the liability of Guarantor under this Guaranty shall be absolute and unconditional irrespective of and Guarantor waives any common law, equitable, statutory or other similar extra-contractual rights (including rights to notice) or defenses that Guarantor might now or hereafter have as a result of or in connection with any or all of the following:

(a)

the taking or accepting of any other security or guaranty for, or right of recourse with respect to, any or all of the Guaranteed Obligations, to the extent such taking or acceptance does not discharge the Guaranteed Obligations;

(b)

whether express or by operation of any statute, regulation or rule of law, or otherwise, any limitation, discharge, cessation or partial release of the liability of Guarantor hereunder, other than as expressly provided herein;

(c)

without limiting any right of Guarantor to assert set-offs, offsets, claims, counterclaims, limitations, qualifications and other defenses, solely to the extent each of the foregoing are available to Obligor, with respect to the Guaranteed Obligations, either with or without notice to or consent of Guarantor, any valid renewal, extension, modification, supplement, subordination or rearrangement of the terms of any or all of the Guaranteed Obligations (other than this Guaranty), including, without limitation, material alterations of the terms of payment or performance or any other terms thereof;

(d)

any neglect, lack of diligence, delay, omission, failure, or refusal of Seller to take or prosecute (or in taking or prosecuting) any action for the collection or enforcement of any of the Guaranteed Obligations;

(e)	if for any reason Seller is required to refund any payment by Obligor or pay the amount thereof, in each case, to a Person other than Obligor or Guarantor;

(f)

the existence of any claim, set-off, or other right that Guarantor may at any time have against Seller, Obligor, or any other person, in each case, if arising outside of the Agreement or this Guaranty;

(g)

any lack of validity or enforceability of all or any part of the Agreement or the lack of validity or enforceability of all or any part of the Guaranteed Obligations in accordance with the terms of the Agreement against Obligor for any reason whatsoever, including (i) the officers or persons creating the Guaranteed Obligations acted in excess of their authority or because of a lack of validity or enforceability or of defect or deficiency in the Agreement, other Transaction Document or any other document or agreement executed in connection with the creating of the Guaranteed Obligations, or any part thereof, (ii) the act of creating the Guaranteed Obligations, or any part thereof, is ultra vires, (iii) the Obligor’s obligations cease to exist by operation of law or (iv) any of the Transaction Documents or any other document or agreement executed in connection with the Guaranteed Obligations, or any part thereof, has been forged or otherwise are irregular or not genuine or authentic, in each case with respect to clause (iv) solely as a result of the action of Obligor or its Affiliates;

(h)

any change, whether direct or indirect, in Guarantor’s relationship to Obligor, including any such change by reason of restructuring or termination of the corporate structure or existence of Obligor or any of its subsidiaries, any merger or consolidation or any sale, transfer, issuance, spin-off, distribution or other disposition of any stock, equity interest or other security of Obligor, Guarantor or any other entity;

(i)

any proceeding, voluntary or involuntary, involving bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Obligor or any defense which Obligor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding;

(j)

any other act or omission that may or might in any manner or to any extent vary the risk of Guarantor or that may or might otherwise operate as a discharge of Guarantor as a matter of law or equity, other than (i) the payment in full of all the Guaranteed Obligations or (ii) as expressly set forth this Guaranty; and

(k)

any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor generally, it being the unambiguous and unequivocal intention of Guarantor and Seller that the liability of Guarantor hereunder shall be direct and immediate in accordance with the terms hereof and that Guarantor shall be obligated to pay the Guaranteed Obligations when due hereunder.

9.         REINSTATEMENT. In the event any payment by Obligor or any other person to Seller is rescinded or otherwise held to constitute a preference, fraudulent transfer or other voidable payment under any bankruptcy, insolvency or similar law, or if for any other reason Seller is required to refund such payment or pay the amount thereof to any other party, such payment by Obligor or any other party to Seller shall not constitute a release of Guarantor from any liability hereunder, and this Guaranty shall continue to be effective or shall be reinstated (notwithstanding any prior release, surrender or discharge by Seller of this Guaranty or of Guarantor), as the case may be, with respect to, and this Guaranty shall apply to, any and all amounts so refunded by Seller or paid by Seller to another person (which amounts shall constitute part of the Guaranteed Obligations), and any interest paid by Seller and any attorneys’ fees, costs and expenses paid or incurred by Seller in connection with any such event. It is the intent of Guarantor and Seller that the obligations and liabilities hereunder are, subject to the terms of this Guaranty, absolute and unconditional under any and all circumstances and that until the Guaranteed Obligations are fully and finally paid and performed or this Guaranty terminates in accordance with its terms, the obligations and liabilities of Guarantor hereunder shall not be discharged or released, in whole or in part, by any act or occurrence that might, but for the provisions of this Guaranty, be deemed a legal or equitable discharge or release of Guarantor.

10.         NO DUPLICATION. Notwithstanding any other provision of this Guaranty, in no event shall (a) Seller be entitled to recover any amounts hereunder with respect to any Guaranteed Obligation to the extent Seller or its Affiliates has recovered such amounts under the Agreement or any Transaction Document or (b) there be any duplication of payments or recovery by Seller or its Affiliates under different provisions of this Guaranty, or under any provision of this Guaranty and any provision of the Agreement or any Transaction Document.

11.         TERMINATION. This Guaranty and Guarantor’s obligations hereunder will terminate automatically and immediately upon the date of termination of the Agreement; except to the extent there is liability of Obligor under Section 6.2(b) of the Agreement, but otherwise shall stay in effect until all Guaranteed Obligations have been satisfied; provided that notwithstanding the foregoing, in the event that Seller, any of its Affiliates or any of their respective Representatives asserts, in oral argument before any Governmental Authority or in writing, in any Action that any of the provisions of Section 2 hereof are illegal, invalid or unenforceable in whole or in part, then this Guaranty shall immediately terminate and the obligations and liability of Guarantor under this Guaranty shall terminate and be of no further force and effect. The date that this Guaranty terminates is referred to herein as the “Termination Date.” Upon any termination of this Guaranty, and from and after the Termination Date, Guarantor shall have no further obligation or liability under this Guaranty or in respect of any Guaranteed Obligations, provided that notwithstanding any termination of this Guaranty, (x) any defenses or limitations on liability available to Guarantor (but not, for the avoidance of doubt, any obligation or liability of Guarantor) under the terms of this Guaranty shall survive any termination of this Guaranty and the Termination Date and (y) if this Guaranty is terminated other than pursuant to the proviso in the first sentence of this Section 11, the rights of Seller under this Guaranty shall remain in full force and effect with regard to (but solely to the extent of) any claim made hereunder prior to such Termination Date until the final resolution of such claim and Guarantor’s performance of any obligations hereunder with regard thereto.

12.         NOTICE. Any Payment Demand, notice, request, instruction, correspondence or other document to be given hereunder (herein collectively called “Notice”) by Seller to Guarantor, or by Guarantor to Seller, as applicable, shall be in writing and may be delivered either by (a) U.S. certified mail with postage prepaid and return receipt requested, or (b) recognized nationwide courier service with delivery receipt requested, in either case to be delivered to the following address (or to such other U.S. address as may be specified via Notice provided by Guarantor or Seller, as applicable, to the other in accordance with the requirements of this Section 12):

TO SELLER:	TO GUARANTOR:
c/o Terra-Gen, LLC 437 Madison Avenue, Suite 22-A New York, New York 10022 Attention: Chief Financial Officer	Ormat Technologies, Inc. 6140 Plumas Street Reno, Nevada 89519 Attention: Legal Department
with a copy to: Reed Smith LLP 506 Carnegie Center Princeton, New Jersey 08540 Attention: Henry R. King	with a copy to: Norton Rose Fulbright US LLP 700 9th Street NW, Suite 1000 Washington, DC 20001 Attention: Noam Ayali

Any Notice given in accordance with this Section 12 will (a) if delivered or refused to be accepted for delivery during the recipient’s normal business hours on any given Business Day, be deemed received by the designated recipient on such date, and (b) if not delivered during the recipient’s normal business hours on any given Business Day, be deemed received by the designated recipient at the start of the recipient’s normal business hours on the next Business Day after such delivery or refusal to accept delivery .

13.	MISCELLANEOUS.

(a)	Capitalized terms used but not defined in this Guaranty shall have the meanings given to such terms in the Agreement.

(b)

This Guaranty shall be binding upon Guarantor and its successors and permitted assigns and inure to the benefit of and be enforceable by Seller and its successors and permitted assigns. Guarantor may not assign this Guaranty in part or in whole without the prior written consent of Seller. Seller may not assign its rights or benefits under this Guaranty in part or in whole without the prior written consent of Guarantor. Notwithstanding the foregoing or anything that may be expressed or implied in this Guaranty, Seller, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that: (i) notwithstanding the fact that Guarantor is a corporation, no Person other than Guarantor shall have any obligation or liability hereunder, and that it has no rights of recovery in respect hereof against, no recourse in respect hereof shall be had against, and no personal liability in respect hereof shall attach to, any former, current or future Affiliate, general or limited partner, member, equity-holder, Representative, director, officer, agent, manager, assignee or employee of Guarantor or of Obligor or of any Affiliate thereof (other than Guarantor), or any of their respective successors or permitted assignees (excluding Obligor and Guarantor and any of the successors and assignees of Obligor and Guarantor, collectively, “Guarantor Affiliates”), whether by or through attempted piercing of the “corporate veil,” by or through a claim (whether in tort, contract or otherwise) by or on behalf of Obligor against any Guarantor Affiliate, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, or otherwise; (ii) the only rights of recovery that Seller has against any Guarantor Affiliate in respect of the Transaction Documents or the transactions contemplated thereby are against (x) any Guarantor Affiliate, to the extent any such Guarantor Affiliate is a named party duly executing and delivering a Transaction Document and then only under and to the extent expressly provided in such Transaction Document, (y) Obligor, under and to the extent expressly provided in the Transaction Documents (other than this Guaranty), or (z) Guarantor, under and to the extent expressly provided in this Guaranty; (iii) Seller shall not, directly or indirectly, institute, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly institute, any proceeding or bring any claim (whether in tort, contract or otherwise) in connection with the Guaranteed Obligations, this Guaranty, the Agreement or any other Transaction Documents (or any of the respective transactions contemplated by any of the foregoing) against Guarantor, Obligor or any Guarantor Affiliate other than as contemplated in clause (ii) and (iv) nothing set forth in this Guaranty shall affect or be construed to affect or be construed to confer or give any Person (including any Person acting in a representative capacity) any rights or remedies against any Person other than Guarantor as expressly set forth herein.

(c)	This Guaranty constitutes the entire agreement and understanding between Guarantor and Seller and supersedes all prior agreements and understandings with respect to the subject matter hereof.

(d)

The headings in this Guaranty are for purposes of reference only, and shall not affect the meaning hereof. Words importing the singular number hereunder shall include the plural number and vice versa, and any pronouns used herein shall be deemed to cover all genders.

(e)

Wherever possible, any provision in this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)

THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES OR PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT HAND DELIVERED OR SENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OF THE AFOREMENTIONED COURTS AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(g)	Guarantor acknowledges that it has been advised by its counsel with respect to the Agreement and the transactions evidenced hereunder.

(h)	Time is of the essence in this Guaranty with respect to all of Guarantor’s obligations hereunder.

(i)

Guarantor, at Guarantor’s expense, agrees to take all such further actions and execute, acknowledge and deliver, upon Seller’s request, all such further documents that are necessary or useful in carrying out the purposes of this Guaranty.

(j)

Guarantor agrees to pay interest on any expenses or other sums due to Seller under this Guaranty that are not paid when due hereunder, at a rate per annum equal to the prime rate as stated in The Wall Street Journal plus two percent (2%). All sums payable under this Guaranty shall be paid in immediately available funds in United States dollars.

(k)

No failure on the part of Seller to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(l)

This Guaranty and any documents or information delivered hereunder shall be treated as confidential and are being provided to Seller solely in connection with the Agreement. This Guaranty and any such documents or information may not be disclosed to any Person or used, circulated, quoted or otherwise referred to in any document (other than the Agreement and the Transaction Documents), except with the written consent of Guarantor; provided that Seller may disclose this Guaranty (i) to its officers, directors, advisors and other authorized representatives, (ii) to the extent required by Applicable Laws or (iii) to the extent reasonably necessary to enforce this Guaranty.

(m)

This Guaranty may be executed and delivered (including by facsimile or electronically mailed .pdf transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties hereto need not sign the same counterpart. Signatures of the parties hereto transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

*                  *                  *

IN WITNESS WHEREOF, each of the parties hereto have caused this Guaranty to be executed and delivered on its behalf as of the date first written above.

ORMAT TECHNOLOGIES, INC.

By:
Name:
Title:

TG GEOTHERMAL PORTFOLIO, LLC

By:
Name:
Title:

Exhibit C

Net Working Capital Methodology

[Attached]

C-1

Exhibit D
Form of Termination and Release Agreement

TERMINATION AND RELEASE AGREEMENT

This TERMINATION AND RELEASE AGREEMENT (this “Release”) dated as of [____], 2021 is made by and among (i) Terra-Gen Sierra Holdings, LLC, Terra-Gen Dixie Valley, LLC, Dixie Binary, LLC, Nevada Power Holdings, LLC, Beowawe Power, LLC, Beowawe Binary Holdings, LLC, Beowawe Binary, LLC and TGP Coyote Canyon, LLC, each a Delaware limited liability company (each an “Acquired Company,” and collectively the “Acquired Companies”); (ii) TG Geothermal Portfolio, LLC (“Seller”), and (iii) Terra-Gen Operating Company, LLC (“Operator,” and, together with Seller, each a “Seller Company,” and collectively the “Seller Companies”). Such entities may be referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, Seller and Deer Holdings, LLC (“Purchaser”) are parties to that certain Agreement for Purchase of Membership Interests (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”) dated as of May 21, 2021;

WHEREAS, this Release is the Affiliate Release referred to in the Purchase Agreement;

WHEREAS, Operator is a party to the operation and maintenance agreements with the Dixie Project Company and the Beowawe Project Company set forth on Schedule 1 (the “O&M Agreements”), and Seller has executed the limited liability company agreement of each Acquired Company as set forth on Schedule 1 (collectively, the “Affiliate Agreements”); and

WHEREAS, the Parties desire that all amounts due and payable as of the date hereof under the Affiliate Agreements will be paid, each Affiliate Agreement will be terminated, and the Parties thereto will be released from any liabilities or obligations thereunder, and certain other liabilities and obligations between them, in each case, as provided in this Release.

NOW, THEREFORE, in order to induce Purchaser and Seller to enter into the transactions contemplated by the Purchase Agreement and to complete the Closing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINED TERMS;
RULES OF CONSTRUCTION

1.1    Definitions. As used in this Release, capitalized terms defined in the introductory paragraph, preliminary statements or other sections of this Release have the meanings set forth herein, capitalized terms used and not otherwise defined in this Release that are defined in the Purchase Agreement have the meanings set forth in the Purchase Agreement, and the following capitalized terms have the meanings set forth below:

“Claim” means any and all actions, charges, complaints, promises, agreements, controversies, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs and expenses of every kind and nature whatsoever or howsoever arising, known or unknown, at law, in tort or in equity, contingent or otherwise.

“Related Parties” means, with regard to a Person, such Person’s Affiliates, and such Person’s and its Affiliates’ predecessors, successors, assigns and Representatives.

1.2    Rules of Construction. The rules of construction set forth in Annex I of the Purchase Agreement shall apply, mutatis mutandis, to this Release.

ARTICLE 2
AFFILIATE AGREEMENT;
TERMINATION AND RELEASE

2.1    Termination of Affiliate Agreements. As of the Closing, each Affiliate Agreement is hereby terminated and shall cease to have any further force or effect; provided, however, that on the Closing Date, the Project Company shall make payment of any outstanding payment obligation under the O&M Agreement to the extent accruing prior to the Closing Date. Each Acquired Company and each Seller Company hereby waives any requirement under any Affiliate Agreement for written or other notice of termination prior to termination becoming effective.

2.2    Acquired Companies Release. Each Acquired Company, on behalf of itself and its Related Parties (other than the Seller Companies), hereby fully, finally and irrevocably releases, acquits and forever discharges each Seller Company and its Related Parties from all Claims which such Acquired Company and its Related Parties ever had, now have or hereafter may or shall have against any Seller Company and its Related Parties arising out of or in connection with (i) the Affiliate Agreements and (ii) the governance, management, ownership, operation, supervision or control of the Acquired Companies by any Seller Company or its Related Parties or any distribution or transfer (of any kind) of Assets to or from any Acquired Company, whether under Applicable Law, by Contract or otherwise, whether known or unknown, fixed or contingent, and including any Claim for breach of any fiduciary or other duty, breach of contract, ultra vires action, or that otherwise may be available at law or in equity, granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, piercing the veil, unfairness, fraud, constructive or equitable fraud or otherwise. In executing this Release, each Acquired Company acknowledges and intends that it shall be effective as a bar to each and every one of the Claims so released pursuant to this Section 2.2.

2.3    Seller Companies Release. Each Seller Company, on behalf of itself and its Related Parties (other than the Acquired Companies), hereby fully, finally and irrevocably releases, acquits and forever discharges each Acquired Company and its Related Parties from all Claims which such Seller Company and its Related Parties ever had, now have or hereafter may or shall have against any Acquired Company and its Related Parties arising out of or in connection with (i) the Affiliate Agreements and (ii) the governance, management, ownership, operation, supervision or control of the Acquired Companies by any Seller Company or its Related Parties or any distribution or transfer (of any kind) of Assets to or from any Acquired Company, whether under Applicable Law, by Contract or otherwise, whether known or unknown, fixed or contingent, and including any Claim for breach of any fiduciary or other duty, breach of contract, ultra vires action, or that otherwise may be available at law or in equity, granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, piercing the veil, unfairness, fraud, constructive or equitable fraud or otherwise. In executing this Release, each Seller Company acknowledges and intends that it shall be effective as a bar to each and every one of the Claims released pursuant to this Section 2.3.

2.4    Unknown Claims. With respect to any and all claims and liabilities released pursuant to Sections 2.2 and 2.3, each Seller Company and each Acquired Company hereby stipulates and agrees that it shall be deemed to have expressly waived any and all provisions, rights and benefits conferred by any Applicable Law of any country, state or territory, or principle of common law related to the release of claims, including Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

With respect to any and all Claims, each Seller Company and each Acquired Company hereby waives any and all rights it has under any state or federal statute or common law principle of similar effect, that provides that the foregoing release does not extend to Claims that it does not now or suspect to exist in its favor at the time of the Closing. Each Seller Company and each Acquired acknowledges that the inclusion of such unknown Claims in this Release was separately bargained for and was a key element of this Release. Each Seller Company and each Acquired Company acknowledges that it or its Representatives may hereafter discover facts which are different from or in addition to those that it or its Representatives may now know or believe to be true with respect to any and all Claims herein released and agrees that all such unknown Claims, including future claims, are nonetheless released and that this Release shall be and remain effective in all respects even if such different or additional facts are subsequently discovered.

2.5    No Assignment of Claims; No Suit. No Acquired Company or Seller Company has heretofore assigned any Claim released pursuant to Section 2.2 and Section 2.3, respectively, and no Acquired Company or Seller Company shall hereafter sue any Person which it has released pursuant to Section 2.2 and Section 2.3, respectively, upon any Claim released, acquitted or discharged or purported to be released, acquitted or discharged under this Release.

2.6    No Release under Purchase Agreement. Notwithstanding anything to the contrary set forth in this Release, this Release shall not be deemed to include any release, acquittal or discharge (or any agreement not to sue) with respect to the rights and obligations of Purchaser and Seller under the Purchase Agreement, none of which shall be affected hereby.

2.7    Sufficiency of Consideration. Each Acquired Company and each Seller Company acknowledges and agrees that the entry into the Purchase Agreement by Seller and Purchaser and the covenants contained therein and in this Release provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.

ARTICLE 3
MISCELLANEOUS

3.1    Counterparts. This Release may be executed and delivered (including by facsimile or electronically mailed .pdf transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that the Parties need not sign the same counterpart. Signatures of the Parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

3.2    Governing Law; Choice of Forum; Waiver of Jury Trail. THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES OR PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. THE PARTIES IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS RELEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT HAND DELIVERED OR SENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS RELEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OF THE AFOREMENTIONED COURTS AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

3.3    Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction. The invalidity or unenforceability of any provision of this Release in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

3.4    Successors and Assigns. This Release shall be binding upon and inure to the benefit of each Acquired Company, each Seller Company, and their respective successors and permitted assigns. No Party may assign its respective rights or obligations hereunder without the prior written consent of each other Party, such consent not to be unreasonably withheld or delayed. Any assignment in contravention of this provision shall be void ab initio.

[signature page follows]

IN WITNESS WHEREOF, this Release has been duly executed as of the date above first written, and is effective as of the Closing under the Purchase Agreement.

ACQUIRED COMPANIES:

TERRA-GEN SIERRA HOLDINGS, LLC		BEOWAWE BINARY, LLC

By:		By:
	Name:		Name:
	Title:		Title:

TERRA-GEN DIXIE VALLEY, LLC		TGP COYOTE CANYON, LLC

By:		By:
	Name:		Name:
	Title:		Title:

DIXIE BINARY, LLC

By:
Name:
Title:

NEVADA POWER HOLDINGS, LLC

By:
Name:
Title:

BEOWAWE POWER, LLC

By:
Name:
Title:

BEOWAWE BINARY HOLDINGS, LLC

By:
Name:
Title:

SELLER:

TG GEOTHERMAL PORTFOLIO, LLC

By:
Name:
Title:

OPERATOR:

TERRA-GEN OPERATING COMPANY, LLC

By:
Name:
Title:

Schedule 1

Affiliate Agreements

(1)    Operation and Maintenance Agreement by and between Terra-Gen Dixie Valley, LLC (f/k/a Caithness Dixie Valley, LLC) and Terra-Gen Operating Company, LLC (f/k/a Caithness Operating Company, LLC), effective as of June 15, 2000, as amended by that certain Amendment to Operations and Maintenance Agreement, dated as of October 14, 2005, as further amended by the Consent and Amendment to Operation and Maintenance Agreement, dated as of September 15, 2010.

(2)    Operation and Maintenance Agreement by and between Beowawe Power, LLC and Terra-Gen Operating Company, LLC (f/k/a Caithness Operating Company, LLC), dated as of June 15, 2000, as amended by the Operation and Maintenance Agreement Amendment, dated as of June 15, 2010.

(3)    Amended and Restated Limited Liability Company Agreement of Terra-Gen Sierra Holdings, LLC dated as of June 1, 2011 by Terra-Gen Geothermal Power, LLC.

(4)    Third Amended and Restated Limited Liability Company Agreement of Terra-Gen Dixie Valley, LLC dated as of December 20, 2007, by Terra-Gen Sierra Holdings, LLC.

(5)    Amended and Restated Limited Liability Company Agreement of Nevada Power Holdings, LLC dated as of June 1, 2020 by TG Portfolio Finance, LLC.

(6)    First Amended and Restated Limited Liability Company Agreement of Beowawe Power, LLC dated as of December 7, 2007 by Nevada Power Holdings, LLC.

(7)    Amended and Restated Limited Liability Company Agreement of Beowawe Binary Holdings, LLC dated as of July 16, 2019 by TG Portfolio Finance, LLC.

(8)    Limited Liability Company Agreement of Beowawe Binary, LLC dated as of December 22, 2010 by Beowawe Binary Holdings, LLC.

(9)    Second Amended and Restated Limited Liability Company Agreement of TGP Coyote Canyon, LLC dated as of March 6, 2017 by TGP Dixie Development Company, LLC.

Exhibit E

Form of Assignment and Assumption of Membership Interests

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS

This ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS (this “Assignment”), effective as of [___], 2021 (the “Closing Date”), is entered into by and between TG Geothermal Portfolio, LLC, a Delaware limited liability company (“Assignor”), and Deer Holdings, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A.         Assignor and Assignee entered into that certain Agreement for Purchase of Membership Interests, dated as of May 21, 2021 (the “Purchase Agreement”), pursuant to which, among other things, Assignor has agreed to transfer to Assignee one hundred percent (100%) of the membership interests in each of Terra-Gen Sierra Holdings, LLC, a Delaware limited liability company (“Dixie Holdings”), Dixie Binary, LLC, a Delaware limited liability company (“Dixie Lessor”), Nevada Power Holdings, LLC, a Delaware limited liability company (“NPH”), Beowawe Binary Holdings, LLC, a Delaware limited liability company (“Binary Holdings”), and TGP Coyote Canyon, LLC (the “Coyote Company” and together with Dixie Holdings, Dixie Lessor, NPH and Binary Holdings, the “Assigned Companies”), a Delaware limited liability company (collectively, the “Membership Interests”); and

B.         To effect the sale and purchase of the Membership Interests, Assignor and Assignee are executing and delivering this Assignment, which is a condition to Closing.

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby as follows:

AGREEMENTS

1.    Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

2.    Transfer of Interests. Assignor hereby sells, assigns, transfers, conveys and delivers unto Assignee, effective as of the Closing, (a) all of Assignor’s right, title and interest in and to the Membership Interests, and (b) all of Assignor’s rights, obligations and liabilities under the limited liability company agreement of each Assigned Company (each as amended, restated, supplemented and/or otherwise modified from time to time, collectively, the “LLC Agreements”).

3.    Assumption of Assignee. Effective as of the Closing, Assignee hereby accepts the sale, assignment, transfer, conveyance and delivery of the Membership Interests, and assumes (a) the Membership Interests and (b) all rights, obligations and liabilities of Assignor as the sole member of each Assigned Company under the applicable LLC Agreement.

4.    Withdrawal of Assignor. Notwithstanding any provision in the applicable LLC Agreement to the contrary, as of the Closing, (a) Assignor shall be deemed to have automatically withdrawn as the sole member of each Assigned Company, shall cease to be a member thereof and shall have no further rights, obligations or liabilities as a member under any LLC Agreement and (b) Assignee shall automatically be admitted as the sole member of each Assigned Company and succeed to all rights, obligations and liabilities of Assignor under the LLC Agreements. The withdrawal of Assignor and the admission of Assignee shall be deemed to occur simultaneously.

5.    Continuation of the Limited Liability Company. The parties hereto agree that the LLC Agreements shall continue in full force and effect, subject to Assignee’s unconditional ability to amend or restate the LLC Agreements following the Closing, and the assignment of the Membership Interests and the withdrawal of Assignor as a member of each Assigned Company shall not dissolve, or require the dissolution of, such Assigned Company.

6.    Counterparts. This Assignment may be executed and delivered (including by facsimile or electronically mailed .pdf transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood that the parties hereto need not sign the same counterpart. Signatures of the parties hereto transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

7.    Further Assurances. The parties hereto agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Assignment. Without limiting the foregoing, (a) Assignor agrees to execute, acknowledge and deliver to Assignee all such other additional instruments, notices, and other documents and to do all such other and further acts and things as may be reasonably necessary to more fully and effectively sell, assign, transfer and deliver to Assignee the Membership Interests and (b) Assignee agrees to execute, acknowledge and deliver to Assignor all such other additional instruments, notices, and other documents and to do all such other and further acts and things as may be reasonably necessary to more fully and effectively accept and assume the Membership Interests.

8.    Governing Law; Choice of Forum; Waiver of Jury Trial. THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES OR PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT HAND DELIVERED OR SENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OF THE AFOREMENTIONED COURTS AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.    Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and permitted assigns.

[signature page follows]

IN WITNESS WHEREOF, each party has caused this Assignment to be executed on its behalf by its duly authorized officer, as of the day and year first above written.

ASSIGNOR:

TG GEOTHERMAL PORTFOLIO, LLC

By:
Name:
Title:

ASSIGNEE:

DEER HOLDINGS, LLC

By:
Name:
Title:

Exhibit F

Project Site

[Attached]

F-1

Exhibit G

Form of Assignment of Agreement Regarding Future Development

ASSIGNMENT AND ASSUMPTION

This ASSIGNMENT AND ASSUMPTION (this “Assignment”) is entered into and effective on [____], 2021, by and between Terra-Gen, LLC, a Delaware limited liability company (“Assignor”), and Ormat Nevada Inc., a Delaware corporation (“Assignee”, and together with Assignor, the “Parties” and each, a “Party”).

W I T N E S S E T H:

A.    Assignor (as successor to Terra-Gen Power, LLC) and Terra-Gen Dixie Valley, LLC (the “Project Company”) are parties to that certain Agreement Regarding Future Development, dated as of September 15, 2010 (the “Agreement Regarding Future Development”).

B.    TG Geothermal Portfolio, LLC, a Delaware limited liability company (“Seller”), and Deer Holdings, LLC, a Delaware limited liability company (“Purchaser”), have entered into that certain Agreement for Purchase of Membership Interests, dated as of May 21, 2021 (as amended, restated, supplemented or otherwise modified, the “Purchase Agreement”), pursuant to which, among other things, Purchaser agreed to purchase from Seller, and Seller agreed to sell to Purchaser, one hundred percent (100%) of the membership interests in Terra-Gen Sierra Holdings, LLC and in Dixie Binary, LLC, subject to the terms and conditions set forth therein.

C.    The execution and delivery of this Assignment by Assignee and Assignor is required by Section 2.5(e)(vii) and Section 2.6(f)(vi) of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties mutually agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

2.

Assignment and Assumption. Assignor hereby assigns, transfers, sets over and conveys to Assignee, and Assignee hereby accepts and assumes from Assignor, all of Assignor’s right, title and interest in and to, and all of Assignor’s obligations under, the Agreement Regarding Future Development. Each of Assignee and Assignor acknowledges and agrees that, as a result of such assignment and assumption, the Agreement Regarding Future Development is a binding obligation of Assignee, enforceable against Assignee by the Project Company.

3.

Counterparts. This Assignment may be executed and delivered (including by facsimile or electronically mailed .pdf transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that the Parties need not sign the same counterpart. Signatures of the Parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

4.

Further Assurances. The Parties hereto agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Assignment.

5.

Governing Law; Choice of Forum; Waiver of Jury Trial. THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES OR PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. THE PARTIES IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT HAND DELIVERED OR SENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OF THE AFOREMENTIONED COURTS AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

6.	Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and permitted assigns.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Assignment has been duly authorized and executed by the Parties hereto as of the date first above written.

ORMAT NEVADA INC.

By:
Name:
Title:

TERRA-GEN, LLC

By:
Name:
Title

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